EXHIBIT 10.1

BENGARA-II BLOCK EXPLORATION

JOINT VENTURE

JOINT OPERATING AGREEMENT

TABLE OF CONTENTS

	Article	Page
1	DEFINITIONS AND INTERPRETATION	2
2	JOINT VENTURE	7
3	NATURE OF RELATIONSHIP	8
4	PERCENTAGE INTERESTS	9
5	JOINT VENTURE PROPERTY	9
6	WARRANTIES	9
7	MANAGEMENT COMMITTEE	9
8	OPERATOR	11
9	APPOINTMENT AND REMOVAL OF OPERATOR	12
10	DUTIES AND OBLIGATIONS OF OPERATOR	13
11	ASSIGNMENT	14
12	WORK PROGRAMS AND BUDGETS	15
13	AUTHORITIES FOR EXPENDITURE	16
14	PAYMENT OF COSTS	17
15	NON-CONSENT	17
16	DEFAULT	18
17	INFORMATION	18
18	CONFIDENTIALITY	19
19	INSURANCE	19
20	WITHDRAWAL	20
21	ENCUMBRANCES	21
22	DISCOVERY OF PETROLEUM	21
23	PRODUCTION VENTURE	22
24	SOLE RISK OPERATIONS	23
25	SOLE RISK—DRILLING	24
26	SOLE RISK—DEEPEN, REWORK, SIDETRACK, TEST, COMPLETE	24
27	SOLE RISK—GENERAL PROVISIONS	25
28	DISPUTE RESOLUTION	25
29	CONDUCT OF LITIGATION	26
30	TERM AND TERMINATION	26
31	FORCE MAJEURE	27
32	PERMIT	27
33	GENERAL PROVISIONS	27
Annex—”A” JV Accounting Procedure		30

Bengara-II Block Exploration

JOINT VENTURE

JOINT OPERATING AGREEMENT

This Agreement, the “Agreement” or “JOA”, is effective the 1st day of January, 2000 between CONTINENTAL ENERGY CORPORATION (“CEC”) a Canadian, British Columbia corporation, APEX (BENGARA-II) Ltd. (“Apex Bengara”) a British Virgin Islands corporation, and GEOPETRO RESOURCES COMPANY (“GeoPetro”) a U.S.A., California corporation. All of the aforementioned are parties to this Agreement are hereinafter referred to individually as “Party” and collectively as “Parties” and each Party occupies an address as set forth in Article-33.

Whereas; Apex (Bengara-II) Ltd. was incorporated as an International Business Company in the British Virgin Islands under the International Business Companies Act on September 9, 1997 registration number 247888. Apex Bengara was incorporated with and still has an authorized share capital of US$ 50,000 consisting of 50,000 common shares of US$ 1.00 par value each all of which are issued, outstanding and fully paid up.

Whereas; The sole business and asset of Apex Bengara is a 100% entitlement and ownership holding in a Production Sharing Contract (PSC) to which it is party with Pertamina, the state oil company of the Republic of Indonesia. The PSC provides Apex Bengara with exclusive rights to explore for and if found develop, exploit and produce oil and gas from the 4,867 square kilometers Bengara-II Block located mostly onshore in East Kalimantan, Indonesia. The Bengara-II PSC was signed on December 4. 1997 and has a 30-year term.

Whereas; Pursuant to a share purchase and transfer agreement dated effective August 1, 1998 (the “SPTA”) CEC purchased all 50,000 common shares of Apex Bengara representing a 100% ownership of Apex Bengara and the underlying Bengara-II PSC from four private vendors (collectively known as the Original Apex Vendors).

Whereas; Pursuant to a Farm Out Agreement dated effective January 1, 2000 CEC did farm out a 40% undivided interest in Apex Bengara and the underlying Bengara-II PSC to GeoPetro.

Whereas; The undersigned Parties to this Agreement desire to associate themselves as a “Joint Venture” on the terms and conditions contained in this Agreement for the purposes of jointly conducting drilling, exploitation, development and production operations in the Bengara-II Block pursuant to the Bengara-II PSC.

NOW THEREFORE, THIS AGREEMENT WITNESSES THAT IN CONSIDERATION OF THE MUTUAL COVENANTS AND AGREEMENTS HEREIN CONTAINED, THE RECEIPT AND SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED, THE PARTIES COVENANT AND AGREE WITH EACH OTHER AS FOLLOWS:

1  DEFINITIONS AND INTERPRETATION

1.1          In this Agreement, unless the context otherwise requires:

“AFE” means authority for expenditure as set out in Article-13;

“Apex Bengara” means Apex (Bengara-II) Ltd. the Operator for the Joint Venture, the 100% holder of the Bengara-II PSC and although a Party to this JOA, not an owner of a Percentage Interest in the Joint Venture.

“Appraisal Operations” means the drilling of Appraisal Wells and other activities for the purpose of evaluating the quantities or qualities of Petroleum in a Petroleum Pool encountered by a Discovery Well;

“Appraisal Well” means any well drilled as Appraisal Operations;

“AWP&B” means that certain Work Program and Budget submitted by Operator to Pertamina annually in October of each year, as may be amended, for Pertamina’s approval and containing Budget cost estimations for the amount of funds required to conduct the Work Program and thereby carry out Petroleum Operations during the forthcoming calendar year within the Permit Area as required pursuant to the Permit;

“Bengara-II Block” refers to the 4,867 square kilometer geographic area created by the Bengara-II PSC and located mostly onshore but partially offshore in East Kalimantan, Indonesia and also known herein as the Permit Area, the exploration of and commercial exploitation of any Petroleum found there which is the objective of the Joint Venture constituted in this JOA.

“Bengara-II PSC” means a production sharing contract dated December 4, 1997 pursuant to which Pertamina, the state oil company of the Republic of Indonesia has granted exclusive rights to Apex Bengara to explore for and if found develop, exploit and produce Petroleum from a Permit Area known as the Bengara-II Block.

“Barrel”, as also defined in the PSC, means a quantity or unit of oil equal to forty-two (42) United States gallons at the temperature of sixty (60) degrees Fahrenheit.

“Barrel of Oil Equivalent” or “BOE”, as also defined in the PSC, means six thousand (6,000) standard cubic feet of Natural Gas based on the gas having a calorific value of one thousand (1,000) British Thermal Units per cubic foot (BTU/ft3).

“Budget” means a statement itemizing the cost estimates for and schedule of funding required to conduct Petroleum Operations to be carried out within the Permit Area according to a corresponding Work Program during a specific and defined period, and must also include all of the Operator’s administrative, office and personnel costs (including appropriate approvals of any personnel policies), whether for a special purpose or as part of and including the Budget portion of the AWP&B;

“Cash Call” means an invoice issued by the Operator to a Party for its Percentage Interest share of JV Costs incurred or to be incurred;

“Committee” means the committee established under Article-7;

“Consenting Party” has the meaning set out in Article-15;

“Defaulting Party” has the meaning set out in Article-16.1;

“Development Well” means a well drilled in search of Petroleum other than and insofar as it is not an Exploration Well or an Appraisal Well;

“Discovery Well” means the first well which finds and recovers to the surface Petroleum from a previously unknown or untested Petroleum Pool or where a sufficient indication is proven to the satisfaction of all Parties that a Petroleum Pool exists, then a well may be declared a Discovery Well notwithstanding that the well did not test to the surface Petroleum;

“CEC” means Continental Energy Corporation a Party to this JOA and a JV Participant.

“Exploration” means all activities aimed at the discovery, location and delineation of Petroleum Pools and all activities necessary, expedient, conducive or incidental thereto and includes but is not limited to the drilling of Exploration Wells and Appraisal Wells;

“Exploration Well” means any well drilled in search of Petroleum with the objective of discovering any previously unknown Petroleum Pool;

“Farm Out Agreements” or “FOA” means the separate written agreements between any of the Parties which is the principle instrument of conveyance of which a Party received its Percentage Interest in the Joint Venture;

“GeoPetro” means GeoPetro Resources Company a Party to this JOA and a JV Participant.

“Information” means all information available with respect to JV Activities and the Permit Area, subject to Pertamina and PSC restrictions thereon, including, but not limited to, all surveys, maps, mosaics, aerial photographs, electromagnetic tapes, sketches, drawings, memoranda, drill cores, logs of such sub-surface cores, geophysical or geological maps, sampling and analytical reports, notes and other relevant information and data;

“Joint Account” refers to the responsibility of the Joint Venture and the Parties to jointly share the costs of financing a joint venture account to pay for all costs and expenses incurred in respect of the Joint Venture on behalf of all of the Parties according to their Percentage Interest;

“Joint Operating Agreement” or “JOA” means this Agreement including any amendments or restatements hereof;

“Joint Venture” or “JV” means the joint venture between the Parties in terms of this Joint Operating Agreement which is formally named “Bengara-II Block Exploration Joint Venture”;

“JV Accounting Procedure” means the procedure set out in Annex-A to this Agreement;

“JV Accounts” in relation to the Joint Venture, means all Records relating to the payment or receipt of moneys maintained by the Operator in relation to JV Costs and transactions entered into in the course of JV Activities, and all supporting documents including invoices, statements of expenditure, receipts and sales records;

“JV Activities” means all activities conducted for the purposes of the Joint Venture under the terms of this Agreement, including but not necessarily limited to Petroleum Operations under the Permit as herein defined;

“JV Costs” means all costs incurred by the Joint Venture pursuant to this JOA in connection with JV Activities and includes all PSC Costs and Operating Costs, Capital Costs and Non-Capital Costs as defined in the JV Accounting Procedure. JV Costs shall be accounted for in accordance with the JV Accounting Procedure or the PSC Accounting Procedure or in the case where not therein provided for, in accordance with generally accepted accounting practices in the U.S.A.;

“JV Participant” means a Party to this JOA who also owns a Percentage Interest share of the Joint Venture. Apex Bengara, as Operator, is a Party to this JOA but is not a JV Participant;

“JV Property” means the JV’s Apex Bengara Shares; the Information; custody and control of all fixtures, machinery, equipment, constructions, physical assets, inventory and supplies acquired for the Joint Venture, subject to the provisions for Pertamina ownership of same as per the Bengara-II PSC, Section-X; and any other property or rights of any description, whether real or personal, acquired for the Joint Venture;

“Indonesian Tax Laws”, means all the current tax laws including all the appropriate regulations as amended and as currently in effect in the Republic of Indonesia which may affect the Joint Venture, the Operator, JV Activities, the Permit and Petroleum Operations within the Permit Area;

“Majority Vote” means a resolution of the Committee having the affirmative vote of two or more unrelated Parties having aggregate Percentage Interests exceeding 65%;

“Net Value” in relation to Petroleum production means the gross proceeds from sale thereof on an arm’s length basis less:

a)                                      all costs reasonably incurred in the lifting, handling and transportation of the production; and

b)                                     all governmental royalties and levies in relation to the production;

“Non-Consent Operation” means an operation carried out by less than all Parties pursuant to Article-15;

“Non-Consent Party” has the meaning set out in Article-15;

“Non-SR-Parties” means the Parties not participating in a Sole Risk Operation;

“Operator” means the Party acting as operator in terms of this Agreement and in its capacity as operator namely Apex Bengara;

“Paying Quantities” means:

a)                                      in the case of a well not completed and equipped for production, the anticipated output from the well of that quantity of Petroleum which, considering the completion costs, equipping costs transportation costs and the costs of operating the well for the recovery of Petroleum and the kind and quality of production, the price to be received therefor and the royalties and other burdens payable with respect thereto, would in the opinion of the Committee warrant incurring the completion costs and equipping costs of the well; and

b)                                     in the case of a well completed and equipped for production, the output from the well of that quantity of Petroleum which, considering the same factors as in (a) above except completion costs and equipping costs, would warrant the continued production from the well;

“Percentage Interest” in relation to a Party means the respective proportion expressed as a percentage, by which that party, subject to this Agreement:

a)                                      is obliged to contribute to JV Costs;

b)                                     is entitled to receive in kind and to dispose of from its own account Petroleum derived from the Permit;

c)                                      is beneficial owner as a tenant in common of an undivided share of all JV Property; and

d)                                     participates in all other rights and liabilities accruing to or incurred by the Parties in or arising out of this Agreement;

“Permit” means the Bengara-II PSC and by definition for the purposes hereof shall include any renewal, extension or amendment thereof and also any other permit, license, lease, facility, Work Program, Budget, Pertamina approval, Plan of Development or other holding, approval, permission, regulatory determination or tenement for the time being held by Apex Bengara or the JV or on behalf of the Parties in substitution therefor either in part or in whole or granted, issued or otherwise arising in consequence of the holding by Apex Bengara of the Permit or otherwise acquired by the Parties for the purpose of the Joint Venture;

“Permit Area” means the area within the statutory mining territory of Indonesia covered by the Bengara-II PSC granted by Pertamina which is the subject Joint Venture working area of this JOA, and is constituted in the Bengara-II PSC and is described and defined in Exhibits “A” and “B” attached thereto the PSC;

“Permit Year” means each consecutive period of 12 months commencing on the effective date of the Bengara-II PSC, December 4, 1997, counted from said date or from an anniversary thereof;

“Pertamina” means “Perusahaan Tambangan Minyak dan Gas Bumi” the Indonesian language name of the state owned oil company of the Republic of Indonesia exclusively responsible for granting, coordinating, regulating and administering the Bengara-II PSC and other similar production sharing contracts throughout the nation. For the purposes of this JOA and the Joint Venture the term “Pertamina” is also defined to include ALL other Indonesian local, provincial or national governmental authorities or departments of any kind which may also exert some form of control or influence within their respective jurisdiction over the Bengara-II PSC, the Permit, the Operator, Apex Bengara and/or the Joint Venture and Petroleum Operations and JV Activities.

“Petroleum” has the same meaning as in the PSC, and includes naturally occurring hydrocarbons commonly produced from wells including crude oil, condensate, natural gas and natural gas liquids;

“Petroleum Operations” means all exploration, development, extraction, producing, transportation, marketing, abandonment, site restoration operations and any other work or activities planned, conducted, authorized or contemplated by the Joint Venture under both the Permit and this JOA and pertaining to the Permit Area, including Exploration, Appraisal Operations, Production Operations, Non-Consent Operations and Sole Risk Operations as elsewhere herein defined;

“Petroleum Pool” means a Petroleum reservoir related to the same individual geological structural features or stratigraphic conditions or both;

“Point of Export”, as also defined in the PSC, means the outlet flange of the loading arm after final sales meter at the export terminal, or some other point(s) mutually agreed by the PSC parties and the JV, as appropriate.

“Prescribed Rate” means the rate of interest being 2% greater than the prevailing United States “prime rate” lending rate at any time made effective for amounts greater than $100,000 for one year periods;

“Production Operations” means commercial petroleum lifting and recovery operations and all activities necessary, expedient, conducive or incidental thereto including without limitation, the drilling, completion and work-over of

Development Wells; and the sampling, production, processing, refining, treatment, transportation, handling, storage, loading and delivery of Petroleum;

“PSC” means production sharing contract and unless the context requires otherwise also refers specifically to the Bengara-II PSC;

“PSC Costs” means expenditures made and obligations incurred in carrying out Petroleum Operations under the Bengara-II PSC as determined in accordance with the Accounting Procedure attached thereto as Exhibit “C” which shall by definition be included within JV Costs. PSC Costs shall include Operating Costs; Capital Costs and Non-Capital Costs as defined in both the PSC and JV Accounting Procedures.

“Records”, in relation to the Joint Venture, means all books, records, invoices, documents and other papers maintained by the Operator in relation to JV Activities or transaction effected in the course of JV Activities;

“Related Body Corporate” means a related corporation or other entity that controls, or is controlled by a Party to this JOA, or a company or other entity which controls or is controlled by a company or other entity which controls a Party to this JOA, it being understood that control shall mean ownership by one company or entity of at least fifty one percent (51%) of the voting stock, if the other company is a corporation issuing stock, or the controlling rights or interests, if the other entity is not a corporation;

“Security Interest” means a JV Participant’s ownership of Apex Bengara common shares in the same percentage as, but subordinate in rights to, his JV Percentage Interest share constituted hereunder as further described in Article-2.5.

“Sole Risk Operation” means an operation carried out by one or more Parties within the Permit other than as JV Activities;

“Special Majority Vote” means a resolution of the Committee having the affirmative vote of two or more unrelated Parties having aggregate Percentage Interests exceeding 80%;

“SR Costs” in relation to the Sole Risk Operation, means all costs and expenses reasonably and properly incurred by SR-Parties in carrying out the Sole Risk Operation;

“SR Interest” in relation to a SR-Party and a Sole Risk Operation, means the participating interest of that party in the Sole Risk Operation;

“SR Parties” in relation to a Sole Risk Operation, means the Parties participating in the Sole Risk Operation;

“PSC Accounting Procedure” means the procedure set out in Exhibit-C to the Bengara-II PSC which Apex Bengara as the Operator is obliged to follow with respect to accounting for all costs incurred in the performance of Petroleum Operations pertaining to the Permit. In certain respects there are significant differences in the required PSC Accounting Procedure with respect to generally accepted accounting principles commonly practiced in the U.S.A.;

“PSC Accounts” in relation specifically to the Bengara-II PSC, means all accounts and financial statements and records relating to the payment or receipt of moneys maintained by Apex Bengara as the Operator in relation to transactions entered into in the course of Petroleum Operations under the Permit and pertaining to the Permit Area together with all supporting documents including invoices, statements of expenditure, receipts and sales records; all principally for use as required by Pertamina for Cost Recovery documentation and Pertamina reporting as prescribed in the PSC Accounting Procedure and which would normally, but not necessarily, include JV Accounts.

“Unanimous Vote” means a resolution of the Committee having the affirmative vote of all of the Parties to the Joint Venture taken at a meeting or in writing at which all Parties are present or are represented and cast their respective votes all having aggregate Percentage Interests totaling 100%;

“Withdrawal Notice” means a notice of intention to withdraw from the Joint Venture;

“Withdrawing Party” means a Party which has served, or which, under the terms of this Agreement, has been deemed to have served, a Withdrawal Notice on the other Parties;

“Work Obligation” means the minimum work and expenditure requirements from time to time being conditions of grant of the Permit; and

“Work Period” means the period the subject of an approved Work Program and Budget.

“Work Program” means a statement itemizing the nature and schedule of Petroleum Operations to be carried out within the Permit Area under a corresponding Budget during a specific and defined period, whether for a special purpose or as part of and including the Work Program portion of the AWP&B;

1.2          In this Agreement unless the context otherwise requires:

a)                                      the singular shall include the plural and vice versa;

b)                                     words importing persons shall include corporations;

c)                                      references to other paragraphs of this Agreement are denoted as “Article”;

d)                                     the heading shall not affect the interpretation or construction of this Agreement;

e)                                      reference to any statute shall mean that statute as amended or modified or replaced from time to time and includes orders, ordinances, regulations and rules and by-laws made in terms of or pursuant to the relevant legislation;

f)                                        reference to a Party includes a reference to its successors and assigns in accordance with this Agreement; and

g)                                     reference to currency shall be to US Dollars, the lawful currency of the United States of America, unless the context requires otherwise.

2  JOINT VENTURE

2.1                               The Parties hereby associate themselves as a “Joint Venture” (or “JV”) in accordance with the provisions of this JOA for the purpose of carrying out Petroleum Operations upon the Bengara-II Block and the Permit Area, in accordance with and pursuant to the Permit, and establishing the Joint Venture as a commercial Petroleum exploration and production enterprise.

2.2                               The Joint Venture shall be called the Bengara-II Block Exploration Joint Venture or such other name as the Parties may from time to time agree.

2.3                               The Joint Venture shall be 100% owned by the JV Participants in the respective JV Percentage Interest proportions set forth in Article-4.1.

2.4                               The Joint Venture shall own and its sole commercial enterprise shall be a 100% ownership constituted by this JOA in and of Apex Bengara and through it a 100% ownership of its underlying rights to the Bengara-II PSC, the Permit and the Permit Area.

2.5                               Each JV Participant shall own a Percentage Interest in the Joint Venture constituted by the JOA and as stated in Article-4.1 hereof, provided that:

(a)                                  The Percentage Interest of each JV Participant in the Joint Venture shall be secured by a “Security Interest” consisting of one common share certificate of Apex Bengara common shares, duly issued and registered in the name of the JV Participant and representing a corresponding undivided share ownership percentage in Apex Bengara together with a corresponding percentage interest in the respective underlying Bengara-II PSC such that the respective amount of JV Percentage Interest owned by any JV Participant as set forth in this JOA shall be equivalent to the same JV Participant’s Security Interest share ownership in Apex Bengara and shall also be equivalent to the deemed PSC interest owned by the JV Participant.

(b)                                 Notwithstanding the foregoing, the Apex Bengara common shares certificate held by any JV Participant shall be for the purposes of constituting only a “Security Interest” in the Joint Venture.

(c)                                  For so long as the applicable JOA is in force and effect the Security Interest represented by the share certificate and the Farmee’s rights and obligations thereunder shall be subordinate to the Working Interest constituted in the JOA.

(d)                                 Each JV Participant Party hereby expressly agrees that his respective Percentage Interest in the Joint Venture as created herein and defined in Article-4.1 shall take precedence over and above those rights and obligations normally attributable to such Party and any other shareholder as solely an owner of common shares. Such precedence shall continue until such time as this JOA is dissolved or otherwise terminates, expires or becomes ineffective. To the extent necessary to achieve such precedence this JOA shall be deemed by the JV Participant Parties to also constitute a binding Apex Bengara shareholders agreement and covenant between the Parties as Apex Bengara common shareholders that their respective rights as set forth in this JOA take precedence over and shall govern their respective relationships to each other and to Apex Bengara as Apex Bengara common shareholders.

(e)                                  Immediately upon this JOA becoming so dissolved or otherwise ineffective then the JV Percentage Interest shall likewise terminate and the rights, obligations and entitlements of the former JV Participants shall devolve to and vest in their respective Security Interest common shares and from that point in time forwards the JV Participants relations with one another and ownership in the Apex Bengara and underlying PSC’s shall be as common shareholders subject only to the memorandum and articles of association of Apex Bengara and the British Virgin Islands International Corporations Act.

2.6                               It is the intent of the Parties to maintain this Joint Venture and the PSC and the Permit in full force and effect and meet the PSC prescribed annual exploration work commitments for at least the full duration and term of the exploration period of the PSC and in the event commercial petroleum production is established within the Permit Area then the Parties shall maintain this Joint Venture in full force and effect for the complete term of the PSC and the Permit and any extensions thereof provided commercially exploitable Petroleum is being produced from within the Permit Area.

2.7                               Once this Joint Venture begins commercial petroleum production, as recognized by Pertamina, each JV Participant may convert its Percentage Interest into a direct interest in the PSC, subject to approval of Pertamina, and all Parties shall cooperate in obtaining such approval.

3  NATURE OF RELATIONSHIP

3.1                               The obligations of the Parties in terms of this Agreement and in relation to JV Activities, to each other and to third parties shall be several and not joint nor shall they be joint and several.

3.2                               Nothing in this Agreement shall make a Party the partner of any other Party nor, except as expressly provided in this Agreement, constitute any Party the agent or legal representative of any other or create any fiduciary relationship between them.

3.3                               No Party shall have any authority to act on behalf of any other Party, except as expressly provided in this Agreement. Where a Party acts on behalf of any other without authority, such Party shall indemnify the other from any losses, claims, damages and liabilities arising out of any such act.

3.4                               A Party shall not engage in or be concerned in any activity upon or with respect to the Permit except as otherwise provided in this Agreement.

3.5                               The Parties hereby expressly agree and acknowledge that the Operator holds only a bare legal interest in and/or bare legal title to the Bengara II PSC and that all beneficial ownership therein and all beneficial interest and duties and obligations associated therewith is vested solely in the JV Participants and not to any extent in the Operator.

4  PERCENTAGE INTERESTS

4.1                               The Percentage Interests of the Parties and their respective percentage ownership in the Joint Venture, the Security Interest and their net resulting beneficial interest in the underlying Bengra-II PSC all as created herein and subject to the terms and conditions of this Agreement as of its effective date are:

Name of Beneficial Owner	Percentage Interest In this JOA & the Joint Venture	Security Interest In Apex Bengara Common Shares	Net Beneficial Interest in the Bengara-II PSC
Apex Bengara	0.0%	0.0%	0.0%
CEC	60.0%	60.0%	60.0%
GeoPetro	40.0%	40.0%	40.0%
JV Total	100.0%	100.0%	100.0%

5  JOINT VENTURE PROPERTY

5.1                               The Parties shall own all JV Property (other than the Apex Bengara Shares) as tenants in common in proportion to their respective Percentage Interests.

5.2                               The Parties fully understand and recognize that certain items procured by and paid for by the Joint Venture and normally considered to be included in the definition of JV Property may in fact be subject to ownership rights of Pertamina in accordance with the provisions of the PSC and the Permit. In any such circumstances where there is any conflict of interpretation between this JOA and the Permit with regard to what constitutes JV Property or Pertamina property or property which is deemed to be Pertamina property but is under the custody and control of the Operator on behalf of the Joint Venture for so long as the Permit is in effect then the interpretation of the PSC and the Permit shall apply and the meaning of the terms JV Property herein shall be modified and interpreted accordingly.

5.3                               Each Party shall from time to time at the request of another Party deliver such transfers and other documents as are necessary to record and protect the Percentage Interest from time to time of the other Parties in the Permit and the JV Property. Until such transfers are effected, each Party holding JV Property from time to time shall hold the JV Property in trust for all of the Parties proportionately to their then respective Percentage Interests.

6  WARRANTIES

6.1                               Each Party warrants to each other Party that it has full right, power and authority to enter into and implement this Agreement and that it has taken all necessary action to authorize the execution and implementation of this Agreement.

7  MANAGEMENT COMMITTEE

7.1                               The Parties hereby establish the Committee whereby management of JV Activities is vested.

7.2                               Exclusive management, direction, guidance, policy-making authority and control of JV Activities and other matters affecting the Permit and the Joint Venture shall be vested wholly and irrevocably in the Committee.

7.3                               The Committee is authorized to make all decisions on the nature and extent of and the management of JV Activities including varying or vetoing any decision, commitment or other action of the Operator and directing the Operator on the management and conduct of JV Activities. All decisions of the Committee shall be binding on the Parties.

7.4                               The Committee may constitute and appoint and charge sub-committees consisting of Operator’s personnel and any of the personnel of the Parties for the purposes of studying and reviewing certain issues and reporting on same to the Committee.

7.5                               The following provisions shall, subject to Article-4.2, apply to the Committee:

(a)                                  each Party shall be entitled to appoint one member;

(b)                                 each Party may remove any member appointed by it and appoint another. Notice of any appointment or removal shall be given to the other Parties;

(c)                                  each member may have an alternate to act for it. An alternate shall be deemed a member of the Committee and shall be appointed and removed in terms of this clause;

(d)                                 a quorum for a meeting shall be constituted when the Parties present at the meeting and the Parties which are not present but which have, in accordance with paragraph (h), given notice that they intend to vote by facsimile have aggregate Percentage Interests sufficient to pass at least a Majority Vote, and in the event the agenda of such meeting requires resolution of an issue so requiring then at least a Special Majority Vote or a Unanimous Vote;

(e)                                  the representative of the Party holding the largest Percentage Interest hereunder shall act as Chairman; if any Chairman shall be unable or unwilling to attend Committee meetings, the Party or Parties which nominated the Chairman shall fill the vacancy;

(f)                                    the voting power of each Party shall be in proportion to the Percentage Interest of that Party at the date of the meeting;

(g)                                 each Party shall cast its votes as a block vote proportionate to the Party’s Percentage Interest and exercisable by one member representing each Party;

(h)                                 if a Party is unable to be represented in person at a meeting, that Party may vote at the meeting by letter or facsimile either prior to the scheduled commencement of the meeting, or after that time if that Party advises the Operator’s representative by telephone before votes are taken of its intention to cast a written vote and if the vote is actually received by the Operator before votes are taken;

(i)                                     at all Committee meetings, a member shall act solely as the representative of the Party which appointed him and shall have full power and authority to represent and bind that Party;

(j)                                     Committee meetings shall be held at least twice per year and any Party may convene a meeting at any other time by notice stating the matter to be considered in accordance with the procedure outlined in this section;

(k)                                  Committee meetings shall be held where the Committee decides, and failing a decision, then in the Operator’s office;

(l)                                     notice of each Committee meeting shall be given to all members by the Chairman and shall be accompanied by an agenda. The agenda may be furnished separately by facsimile up to 21 days before the meeting. Matters not included in the agenda for a meeting shall not be decided at the meeting unless all Parties agree;

(m)                               at least 21 days notice shall be given of each meeting. No notice of meeting shall be necessary when members representing each Party are present and agree upon the meeting being held and the agenda, time and place for the meeting;

(n)                                 the Chairman shall prepare full and accurate minutes covering business conducted and decisions reached at meetings and submit them to the Parties for approval. Each Party shall promptly notify the Chairman and the other Parties of any changes that it believes should be made. A Party that does not give any such notice within 30 days of receipt of the minutes shall be deemed to have approved those minutes. Following the approval of the minutes, the Chairman shall sign an appropriate number of original copies as a true and correct record and forward one copy to each Party;

(o)                                 any decision on any matter falling within the jurisdiction of the Committee made without a meeting and evidenced by writing including facsimile transmission, signed by each Party, or by a member appointed by each Party shall be binding on the Parties;

(p)                                 the Committee shall appoint an auditor and cause an audit of the Joint Venture Accounts annually to be performed in accordance with generally accepted accounting principles and auditing standards acceptable to North American securities regulatory authorities and distribute copies of such annual audit to the Parties, and

(q)                                 the Committee shall appoint an independent engineer to annually audit and determine the amount of proven, probable and possible reserves, if any, and estimate the amount of any possible resources contained in defined prospects recognized within the Permit Area in accordance with reserves and resource classifications determined by the American Society for Petroleum Engineers and distribute copies of such annual reserves and resources audit to the Parties.

7.6                               Except where otherwise expressly provided in this Agreement, decisions of the Committee shall be made and decided by a Majority Vote at a duly convened meeting.

7.7                               A Special Majority Vote, as defined in Article-1.1, shall be required for any decision in relation to:

(a)                                  approval of the Joint Venture and commitment thereby of the Joint Venture to any and each Annual Work Program & Budget prior to its submission to Pertamina as required under and pursuant to the Permit;

(b)                                 the periodic relinquishment of a portion of the surface area of the Permit Area as required by and provided for in the PSC; and

(c)                                  approval of the Joint Venture and commitment thereby of the Joint Venture to any and each Plan of Development prior to its submission to Pertamina as required under and pursuant to the Permit.

7.8                               Notwithstanding any other provisions of this JOA, a Unanimous Vote of the Committee represented by 100% of the Percentage Interest owner Parties shall be required for any Committee decision or decision of the Parties in relation to or pertaining to:

(a)                                  dissolution of the Joint Venture created hereunder;

(b)                                 the surrender of the entire Permit back to Pertamina;

(c)                                  the withdrawal of the Joint Venture from the entire Permit by sale, election or whatever reason; and

(d)                                 modification, amendment, termination, or any other variation without limitation of this Joint Operating Agreement.

8  OPERATOR

8.1                               All JV Activities shall be carried out by the Operator, subject to the control and direction of the Committee. The Operator may carry out JV Activities through its employees, servants, agents and contractors. Notwithstanding anything contained herein to the contrary, with respect to any JV or Permit related matters, the Operator shall act solely as an agent for the Committee and is accountable and subordinate to the Committee and has no independent power whatsoever.

8.2                               JV Activities carried out by the Operator shall be carried out on behalf of and at the expense of all the Parties in proportion to their respective Percentage Interests.

8.3                               For the purposes of JV Activities, the Operator shall, subject to Budget and Work Programs approved by the Committee and Pertamina, and always subject to the Committee’s authority in general, have and may exercise all of the rights as would be available to the Operator if the Operator was carrying out JV Activities on its own behalf, including, subject to this Agreement and at the expense of the Joint Account, the Operator shall and may:

(a)                                  retain, supervise and control employees, consultants, experts, servants, agents and independent contractors;

(b)                                 acquire materials, supplies, machinery, equipment and services;

(c)                                  procure special design, technical, geological, geophysical, engineering, accounting, auditing, legal and other professional services from outside experts and consultants;

(d)                                 perform obligations imposed on the Joint Venture by or with respect to the Permit;

(e)                                  manage and conduct all Petroleum Operations within the Permit Area and otherwise pertaining to the Permit;

(f)                                    pay rates, duties, charges and levies payable on or in connection with JV Property and do all things necessary to maintain the JV Property in good standing;

(g)                                 prepare and file reports or returns required by law or by Pertamina on or with respect to JV Property or JV Activities;

(h)                                 disburse funds of the Joint Venture on JV Costs;

(i)                                     apply for and obtain pipeline licenses, production licenses, access authorities, rights of way, water rights and other rights as required to keep the Permit in good standing and conduct Petroleum Operations;

(j)                                     enter into contracts binding the Joint Venture;

(k)                                  do all things reasonably necessary to comply with relevant legislation and the requirements of relevant authorities in the conduct of JV Activities;

(l)                                     maintain plant and equipment and JV Property in good working order and condition;

(m)                               represent the Joint Venture before government authorities and courts with respect to all matters concerning the Joint Venture;

(n)                                 prepare, sign, file and receive any affidavit, certificate, authorization, report or other document concerning the Joint Venture; and

(o)                                 perform any act necessary or advisable in the Operator’s judgment to protect the interests of the Joint Venture, without prejudice to the right of each Party to take such steps as it considers necessary to protect its own interest and to be separately represented in any proceedings that relate to or are connected with its Percentage Interest, if any.

8.4                               The Operator shall determine the number of employees, their selection and the terms of their employment in connection with JV Activities. All employees and contractors used in connection with JV Activities shall be the employees and contractors of the Operator. The Operator shall employ for JV Activities only such employees, agents and contractors as it reasonably estimates to be required for the proper conduct of JV Activities.

8.5                               For the purpose of carrying out JV Activities, the Operator shall have sole custody and control of JV Property.

8.6                               The Operator shall not be liable to any Party for any losses sustained or liability incurred by any Party except to the extent that such losses or liability results from the Operator’s Willful Misconduct.

8.7                               Each Party to the extent of its Percentage Interest shall indemnify the Operator against any liability, loss or damage incurred by the Operator in the conduct of JV Activities except for liability, loss or damage incurred by reason of the Operator’s bad faith.

8.8                               Each Party shall give to the Operator such assistance as the Operator may reasonably require in the performance of its duties.

9  APPOINTMENT AND REMOVAL OF OPERATOR

9.1                               Apex Bengara shall be the Operator until it is removed or resigns in accordance with the provisions of this clause.

9.2                               The Operator shall be removed immediately upon the occurrence of any of the following:

(a)                                  if the Operator becomes bankrupt or insolvent or commits or suffers any act of bankruptcy or insolvency or makes any assignment for the benefit of its creditors; or

(b)                                 a Majority Vote of the Committee to remove such Operator.

9.3                               The Operator may resign at any time as Operator upon at least 3 months’ prior written notice to the Parties.

9.4                               If the Operator resigns or is removed pursuant to the terms of this clause, then a replacement shall be immediately appointed by a Majority Vote of the Committee.

9.5                               At the effective date of resignation or removal of an Operator, the Operator shall deliver to the replacement Operator possession of all JV Property and all JV Accounts and Records of the Joint Venture and all Information not otherwise in the possession of the replacement Operator.

9.6                               Upon every change of Operator the Committee shall procure that the JV Accounts of the Joint Venture are audited at the cost of the Joint Venture.

10  DUTIES AND OBLIGATIONS OF OPERATOR

10.1                        The Operator shall manage and conduct all JV Activities with the skill, diligence and care normally exercised by qualified persons in the performance of comparable work and in accordance with accepted industry methods and practices.

10.2                        The Operator shall manage and conduct all Petroleum Operations in accordance with the Permit with the skill, diligence and care normally exercised by qualified persons in the performance of comparable work and in accordance with accepted industry methods and practices.

10.3                        The Operator shall promptly carry out all instructions and directions of the Committee.

10.4                        The Operator shall represent itself, all of its shareholders and the Joint Venture to Pertamina in respect of the Permit.

10.5                        Without limiting its other duties and obligations herein expressed, the Operator shall:

(a)                                  invite competitive tenders for and inspect contracts for material or services for the Joint Account involving amounts of more than $100,000 for any one item;

(b)                                 obtain Committee approval for the principal terms of the contracts for the Joint Account:

(i)                                     involving amounts of at least the amounts set out below for any one item or series of related items in respect of:

drilling	-$250,000
seismic	-$150,000
technical studies	-$50,000
supply of other goods/services	-$100,000,

such approvals to be additional to and not in lieu of the approvals required to be obtained by the Operator pursuant to any AFE; or

(ii)                                  where the Operator has an interest whether by way of the equity, voting power or otherwise, in the firm or company with whom the Operator is proposing to contract;

(c)                                  in respect of each contract entered into by the Operator in the course of JV Activities (other than a contract of employment) requiring the approval of the Committee, disclose that it acts as agent for the Parties and ensure that it is made a term of the contract that the obligations of each of the Parties are several not joint nor joint and several, and that liability is expressed to be in proportion to their respective undivided interests;

(d)                                 comply with all government acts and Pertamina regulations pertaining to the Permit; and

(e)                                  prepare any environmental statements or plans or other survey or like document as may be required pursuant to any Indonesian environmental legislation or by Pertamina.

10.6                        The Operator shall keep correct JV Accounts and accurate Records for the Joint Venture. The JV Accounts and Records maintained by the Operator shall fully and fairly explain all material JV Activities and JV Costs and transactions effected in the course of JV Activities.

10.7                        Any Party not being the Operator may not more than once in any calendar year and on reasonable notice in writing to the Operator, conduct an audit at its own expense of the JV Accounts and Records of the Joint Venture by a registered third party auditor. The Operator shall make available to such outside auditor the JV Accounts and Records of the Joint Venture for the purposes of the audit and provide necessary cooperation and assistance to the outside auditor.

10.8                        The Operator and the other Parties shall adopt the JV Accounting Procedure in relation to the keeping of all JV Accounts and Records, notwithstanding that for the purposes of Accounts and Records pertaining to the Petroleum Operations pursuant to the Permit that the Accounting Procedure Exhibit-C to the PSC shall take precedence over and above the Operator’s obligation to the JV Accounting Procedure in the event of any conflict between the JV and PSC accounting procedures.

10.9                        The Operator shall comply with all laws and lawful regulations applicable to any JV Activities carried out regardless of the jurisdiction in which such are carried out including without limitation those of the Republic of Indonesia.

10.10                 The Operator shall comply with and respect and cause its employees, agents, consultants and contractors to likewise respect and comply with national customs, traditions and practices in Indonesia and locally in the region of the Permit Area at all time while carrying out JV Activities.

10.11                 The Operator shall conduct all Petroleum Operations in an environmentally enlightened and responsible manner such as to cause minimum damage to the natural environment and minimal detrimental impact on local society within region of the Permit Area.

11  ASSIGNMENT

11.1                        Except as permitted by this Article-11 no Party may without the prior consent of all other Parties sell, assign, transfer, mortgage, pledge, charge, encumber, sub-lease, declare itself trustee of or in any way dispose of or alienate all or any of its Percentage Interest and rights under this Agreement or its underlying rights to the Permit, the Security Interest or in any JV Property PROVIDED THAT nothing in this Article-11 shall apply to any Petroleum produced from the Permit.

11.2                        Subject to Article-11.5 any Party may assign the whole or any part of its Percentage Interest to any Related Body Corporate.

11.3                        The Parties will not unreasonably withhold their consent in respect of a charge over the whole or any part of a Percentage Interest.

11.4                        A Party (“Transferor”) may dispose of its Percentage Interest or any part thereof only in strict compliance with the provisions of this Article- 11.4 as follows:

(a)                                  Transferor may dispose of its Percentage Interest for a consideration comprising any one or more of the following:

(i)	cash or a cash equivalent;

(ii)	any Petroleum produced and saved from the Permit (including a consideration calculated by reference to the value of any such Petroleum);

(iii)	the assumption of any obligations of the Transferor under this Agreement referable to the Percentage Interest being assigned; and

(iv)	a Percentage Interest in the Permit.

(b)                                 If the Transferor shall desire to dispose of its Percentage Interest or any part thereof it shall give to each other Party (“Offeree”) notice thereof containing:

(i)	the name and address of the proposed assignee or transferee (“Proposed Transferee”);

(ii)	all the terms and conditions of the proposed sale; and

(iii)

an offer to sell its Percentage Interest or the relevant part thereof to the Offeree on terms and conditions not less favorable to the Offeree than those proposed in relation to such proposed purchaser.

(c)                                  Each Offeree shall have the right to accept (pro-rata to their respective Percentage Interests if more than one) such offer from the Transferor by sending to it notice to that effect at any time during a period of 21 days after receipt of such offer.

(d)                                 If no Offeree shall accept such offer the Transferor shall have the right to transfer or assign its Percentage Interest or the relevant part thereof to such Proposed Transferee on terms and conditions not more favorable to the Proposed Transferee than those specified in such notice to the Offeree PROVIDED THAT such right shall lapse upon the expiration of 120 days after the date on which the aforesaid offer was made by the Transferor to the Offeree.

(e)                                  Save with the prior consent of the Transferor no Offeree shall directly or indirectly communicate with the Proposed Transferee before the right of the Transferor to transfer or assign to such Proposed Transferee has lapsed pursuant to Article-11.4(d).

(f)                                    In no circumstances shall a Party assign any of its Percentage Interest so that the Transferor shall retain a Percentage Interest of less than 5 % or so that the Proposed Transferee would be entitled to a Percentage Interest of less than 5%.

11.5                        Prior to this as a condition of any assignment or transfer hereunder the Proposed Transferee shall enter into a covenant satisfactory in form and substance to the Parties by which the Proposed Transferee shall agree to be bound by all the provisions of this Agreement and to assume, observe and perform all the obligations of the Transferor under this Agreement applicable to the Percentage Interest or part being assigned or sold. No such assignment or transfer shall proceed unless such Proposed Transferee is in the reasonable opinion of the continuing Parties of sufficient financial substance to enable it to meet its proposed obligations under this Agreement and the said covenants. If the Proposed Transferee is a Related Body Corporate of the Transferor it will re-assign the Percentage Interest or part thereof to the Transferor if the Proposed Transferee ceases to be a Related Body Corporate and the Transferor hereby covenants with each other Party to accept such re-assignment. The Transferor shall bear all reasonable costs of each Party in connection with any such assignment.

11.6                        It shall be the responsibility of and at the sole cost of the Transferor to obtain any required Pertamina consent to any assignment under this Article-11 and the other Parties shall have no obligation to recognize an assignment made or proposed to be made without that consent, provided that the non-assigning Parties shall execute any documents reasonably required by the Transferor to obtain such government consent.

12  WORK PROGRAMS AND BUDGETS

12.1                        The Operator shall carry out all JV Activities and Petroleum Operations under the Permit in accordance with Work Programs and Budgets approved by the Committee and in accordance with this Article-12 and in accordance with and equivalent to the AWP&B as required by Pertamina for its approval annually.

12.2                        The Parties recognize and understand that the Joint Venture and the Operator are obliged to submit an AWP&B annually in October to Pertamina for Pertamina’s review and approval for each forthcoming calendar year during which the Permit is in effect. The AWP&B submitted will be reviewed by Pertamina and commented upon at an annual meeting between Pertamina and the Operator representing the Joint Venture at which time Pertamina may require a modification of the AWP&B. With Committee approval, the Operator may prepare and submit an amended AWP&B to Pertamina at any time during the year. Additionally, specific Pertamina regulations may apply to special Work Programs and Budgets submitted for specific purposes, including as part of a Plan of Development or possibly for a Sole Risk Operation. To the greatest extent possible the Parties hereby expressly agree that the form and content of any Joint Venture Work Programs and Budgets to be prepared by Operator for Joint Venture use and consideration shall take identical form and content to that required for same by Pertamina to minimize paperwork and reduce the possibility of misunderstandings.

12.3                        As provided for herein the responsibilities and procedures for Work Programs and Budgets refers to those required for the Joint Venture and in the event of any conflict with prevailing Pertamina planning and budgeting regulations then the Pertamina regulations shall take precedence and the Operator shall so advise the Parties so that the Parties may determine if the deviation for JV purposes is warranted and shall continue.

12.4                        The Operator shall not be entitled to exceed an approved Budget for an item of work itemized within the Budget by more than 10% without the approval of the Committee, except in the case of emergency expenditure involving any actual or reasonably apprehended substantial damage to JV Property or injury or loss of life.

12.5                        The Operator shall prepare Work Programs and Budgets for JV Activities in respect of Work Periods approved by the Committee from time to time, not exceeding one year, and shall submit the Work Programs and Budgets to the Committee at least 60 days prior to the day the Operator must submit them to Pertamina under the Bengara II PSC. The Committee shall meet within 15 days after receipt of the Work Program and Budgets from the Operator to consider and approve same.

12.6                        A Work Program and Budget submitted by the Operator shall include a statement of the activities proposed to be undertaken during the relevant Work Period and shall contain sufficient details to enable each Party to give proper consideration thereto and where appropriate, shall include details of any proposed wells and an itemized Budget of the estimated JV Costs to be incurred.

12.7                        If any member of the Committee disapproves of the Work Program and Budget, then the Parties shall promptly confer to reconcile their differences and to arrive at a mutually acceptable Work Program and Budget. If the Parties have not reached agreement in the Committee within 30 days of the date of submission by the Operator of the Work Program and Budget, then the matter shall be determined by a resolution of the Committee in accordance with this Agreement.

12.8                        Subject to this Article-12, an approved Work Program and Budget shall be binding upon the Parties and on the Operator.

12.9                        A Work Program and Budget may be revised from time to time by the Committee, subject to and in accordance with the provisions of this clause.

12.10                 A copy of each approved Work Program and Budget and each revision shall be furnished to each Party.

13  AUTHORITIES FOR EXPENDITURE

13.1                        The Operator shall, before entering into any single commitment or incurring any single expenditure under an approved Work Program and Budget in excess of US$ 100,000 prepare an AFE detailing, justifying and scheduling the estimated costs to be incurred and shall submit a copy of the AFE to each Party.

13.2                        The Parties recognize and understand that the Joint Venture and the Operator are obliged to submit similar AFE’s to Pertamina for Pertamina’s review and approval for major projects and expenditures including drilling wells, seismic surveys, capital equipment purchase and construction projects. Each AFE submitted will be reviewed by Pertamina and commented upon. Pertamina may require a modification of the AFE. The Operator is required to periodically submit amended and revised AFE’s to Pertamina for project and cost tracking purposes. Additionally, specific Pertamina regulations may apply to AFE’s submitted for specific purposes, including as part of a Plan of Development or possibly for a Sole Risk Operation. To the greatest extent possible the Parties hereby expressly agree that the form and content of any Joint Venture AFE to be prepared by Operator for Joint Venture use and consideration shall take identical form and content to that required for same by Pertamina to minimize paperwork and reduce the possibility of misunderstandings.

13.3                        Each AFE prepared by the Operator and delivered to the Joint Venture Parties requires Committee approval even though it may have been part of and included in an already JV and Pertamina approved AWP&B. Each Party shall within 21 days after receipt of such special AFE notify the Operator and the other Parties whether it approves of the AFE. A Party shall be deemed to have approved an AFE proposed by Operator unless notice of non-approval is communicated to the Operator within the 21 day period referred to.

13.4                        If Parties holding Percentage Interests sufficient to pass a Majority Vote approve an AFE submitted by the Operator, then such approval shall constitute an AFE to the Operator in terms of the AFE and shall oblige the Parties to pay their respective Percentage Interest shares of all JV Costs arising or incurred in respect of the subject matter of the AFE.

13.5                        If necessary to carry out an approved Work Program or project, the Operator is authorized to make expenditures in excess of the approved AFE up to but not exceeding 10% of such AFE. The Operator shall promptly notify the Parties if such expenditures are expected to exceed such AFE by 10% thereof.

13.6                        The Operator shall be entitled to exceed an AFE in cases of emergency expenditure involving any actual or reasonably apprehended substantial damage to JV Property or injury or loss of life. Any such emergency expenditures shall be reported promptly to the Parties by the Operator.

14  PAYMENT OF COSTS

14.1                        Subject to the provisions of any applicable farm out agreements pursuant to which a Party may have acquired his particular Percentage Interest hereunder, the Parties shall be liable for, agree to pay and shall pay all JV Costs and shall finance and provide funds to the Joint Account as required to discharge all Joint Venture liabilities in proportion to their respective Percentage Interests.

14.2                        Without exception the Parties agree that JV Costs shall include all PSC Costs of whatever kind arising directly from or pertaining to the PSC and the Permit or as a result of Petroleum Operations conducted within the Permit Area and including costs of any kind as herein defined or as defined in the PSC, the PSC Accounting Procedure or the attached JV Accounting Procedure.

14.3                        The Operator shall on a monthly basis submit to each Party a statement of account for JV Costs incurred and actually paid or accrued by the Operator since submission of the previous statement, and shall issue a Cash Call to each Party for its Percentage Interest share of such JV Costs.

14.4                        Subject to Article-13, the Operator may at its discretion issue Cash Calls to the Parties for estimated JV Costs which the Operator anticipates will be incurred during any forthcoming calendar month, not less than 30 days before the commencement of that month. Where the Operator is to incur a commitment or enter a contract and the commitment or contract will extend over a period greater than one month, then the Operator shall not less 30 days before entering into the commitment be entitled to issue Cash Calls to the Parties, sufficient to cover the maximum prospective liability of the Operator under the commitment. Where the Operator has issued Cash Calls to the Parties to cover anticipated JV Costs to be incurred, then the Operator shall be under no obligation to incur those JV Costs or to enter any commitment whereby those JV Costs will be incurred, until the Cash Calls have been paid.

14.5                        All Cash Calls shall be paid within 30 days of receipt.

14.6                        A Party that does not duly and punctually pay a Cash Call issued by the Operator pursuant to the provisions of this clause on the due date for payment shall pay simple interest thereon between the due date for payment and the date of actual payment, at the Prescribed Rate.

15  NON-CONSENT

15.1                        Within 14 days after approval of a Work Program and Budget by the Committee, a Party which voted against the carrying out of any work included in the approved Work Program, other than the Work Obligation, may elect not to participate in and contribute to the costs to be incurred in carrying out that work. The Parties so electing are referred to as Non-Consent Parties and the other Parties are referred to as Consenting Parties. The work in respect of which notice is given is referred to as the Non-Consent Operation.

15.2                        Upon the making of an election by one or more Non-Consent Parties pursuant to this clause, the Consenting Parties shall meet to determine whether they will proceed with the Non-Consent Operation. If the Consenting Parties elect not to proceed with the Non-Consent Operation, then the approved Work Program and Budget shall be amended by the deletion of the Non-Consent Operation therefrom.

15.3                        If the Consenting Parties elect to proceed with the Non-Consent Operation, then:

(a)                                  the Non-Consent Operation shall not be included as part of JV Activities;

(b)                                 the Consenting Parties may carry out the Non-Consent Operation as a Sole Risk Operation and the provisions of Articles-24, 25, 26 and 27 shall apply to the Non-Consent Operation as if:

(i)                                     the Non-Consent Operation constituted a Sole Risk Operation;

(ii)                                  the Non-Consent Parties constituted Non-SR-Parties and the Consenting Parties constituted SR-Parties; and

(c)                                  the Non-Consent Parties shall not be responsible for any costs, risks or expenses attributable to the Non-Consent Operation.

15.4                        Any work forming part of the Work Obligation may not be the subject of a Non-Consent Operation, and the provisions of this clause shall not apply in relation thereto. Subject to the foregoing, a Non-Consent Operation may comprise of any of the following (but no other) activities: drilling an Exploration Well or an Appraisal Well; or deepening, re-working, side-tracking or completion and testing an Exploration Well or an Appraisal Well.

15.5                        On any well reaching programmed total depth and after the completion of the programmed evaluation of the well (“Casing Point”) the Committee will meet within 48 hours to consider and determine by Majority Vote whether to plug and abandon, deepen, re-work, side-track, complete or production test the well. If a course of action other than plugging and abandoning the well is determined by Majority Vote, any Party voting against the program adopted by Majority Vote may elect to be a Non-Consent Party as defined by Article-15.1.

16  DEFAULT

16.1                        A Party shall be a Defaulting Party for the purposes of this Agreement if any Cash Call which becomes due or payable by that Party under any of the term of this Agreement (the “Default Amount”) is not paid when and as the same becomes due and payable. Not less than 30 days thereafter, the Operator shall promptly notify, in writing, the Parties of such default (the “Default Notice”).

16.2                        Where a Party remains a Defaulting Party for more than 60 days after receipt of a Default Notice, then the Defaulting Party shall have its Percentage Interest reduced by an amount that bears the same proportion to its Percentage Interest as the Default Amount bears to the total JV Costs made to date by such Defaulting Party (the “Squeeze Down”).

16.3                        Promptly following a Squeeze Down, the Operator shall invite each non Defaulting Party to either meet its Percentage Interest share of the Default Amount or such other percentage of the Default Amount as each non Defaulting Party wishes to nominate. Each non Defaulting Party must reply within 10 days of the receipt of the Operator’s invitation. A failure to reply within this period shall be deemed to be notice that the particular non Defaulting Party does not wish to contribute to the Default Amount. Where the Operator receives acceptances for 100% or more (in which case the non Defaulting Parties who accepted are to be deemed to have accepted such percentage of the Default Amount as is determined by that Party’s nominated percentage as a factor of the total nominated percentage of the non Defaulting Parties) (“Agreed Additional Percentage”) it shall issue a Cash Call to each non Defaulting Party for its Agreed Additional Percentage share of the Default Amount and each non Defaulting Party shall pay such Cash Call within 30 days after receipt thereof.

16.4                        Alternatively, if the non Defaulting Parties respond or are deemed to have responded to the Operator’s invitation under Article-16.3 by accepting less than 100% of the default amount then notwithstanding Article-16.3, the Operator shall issue a Cash Call to each non Defaulting Party for its Percentage Interest share of the Default Amount and each non Defaulting Party shall pay such Cash Call within 30 days after receipt thereof.

16.5                        Any non Defaulting Party which does not pay a Cash Call rendered to that Party by the Operator under either Article-16.3 or 16.4, shall itself become a Defaulting Party.

16.6                        In the event of a Squeeze Down, the non Defaulting Parties’ Percentage Interests shall be adjusted to reflect such Squeeze Down and their respective payments, if any, of some or all of the Default Amount.

16.7                        The adjustments called for in Sections 16.2 and 16.6 hereof shall be made on terms substantially similar to those found in Section 20.7 hereof.

17  INFORMATION

17.1                        Each Party shall be entitled to receive full details of all Information received or developed by the Operator in the course of JV Activities but limited to one copy of final reports in the same format and quality as submitted to Pertamina, seismic sections and well logs. Any additional information shall be supplied by the Operator at the costs of the Party requesting that information subject to any Pertamina rules or regulations affecting the distribution of same.

17.2                        The Operator shall provide each Party with daily drilling reports in a form and content acceptable to Pertamina and the Joint Venture in respect of each well drilled in the course of JV Activities together with a well completion report in the same form as that delivered to Pertamina.

17.3                        The Parties may make public announcements and statements with respect to JV Activities subject to prior written approval of Pertamina as and when required by Pertamina regulations.

17.4                        The Operator shall keep the other Parties fully informed by means of reports as to the progress of Exploration JV Activities and all relevant Information derived therefrom. Such reports shall be furnished by the Operator at quarterly intervals and shall include a general description of the Operator’s plan for the next quarter.

17.5                        The Operator shall keep the other Parties fully informed of any information relating to the Joint Venture which might cause loss to the Parties.

17.6                        Each Party at its own cost and risk may at all reasonable times and on reasonable notice to the Operator by its servants or agents enter the JV Area to inspect all operations and activities thereon.

17.7                        The Operator shall make all reports required by Pertamina under the Permit in a timely manner.

18  CONFIDENTIALITY

18.1                        All Information obtained from Pertamina and all Information gathered by the Parties relating to the Permit area shall be confidential in accordance with the terms of the PSC and prevailing Pertamina regulations. The Information will not be disclosed by a Party without the written consent of the other Parties. The consent shall be given or denied promptly but shall not be unreasonably withheld. The Information may be furnished without consent by a Party to:

(a)                                  a Related Body Corporate;

(b)                                 any government having lawful jurisdiction over a Party and being entitled to such information;

(c)                                  any stock exchange on which shares or other securities of the Party or a Related Body Corporate are listed when required by regulations of that stock exchange provided that the Parties shall use their best endeavors to agree on the wording of any statement or announcement to the stock exchange;

(d)                                 persons during bona fide negotiations for the purchase of any of the Parties’ Percentage Interest, separately or as part of the sale of its shares or the shares of its holding company or of a sale of assets of such Party;

(e)                                  financial and lending institutions or other third parties for the purpose of acquiring finance;

(f)                                    independent consultants and contractors of a Party whose duties in relation to the Joint Venture reasonably require such disclosure;

(g)                                 independent accountants or legal counsel engaged by a Party to give advice on matters relating to this Agreement; and

(h)                                 its shareholders or other owners.

18.2                        The disclosing Party under Article-18.1 above, clauses(a), (d) and (e) shall, before disclosure, ensure that the recipient undertakes to keep the Information confidential at least to the same degree as provided in this clause by the execution of a binding document which any Party to this Agreement will be able to enforce. Notice will be given to the other Parties of the proposed disclosure of the Information to the persons listed in clauses(b) and (c), and of the disclosure of the Information to persons referred to in clauses (d) and (e) after the sale has been made or the finance acquired. The Parties will endeavor to limit the amount of Information disclosed to persons under clauses (b), (c), (d), (e) and (f) to the extent reasonably required to accomplish the desired purpose.

19  INSURANCE

19.1                        The Operator shall maintain all insurance required by Pertamina or by any applicable Law or by the terms of any contract relating thereto (“Required Insurance”) and all insurance, other than Required Insurance, as the Parties may from time to time determine that the Operator shall effect on their behalf for the Joint Account (“Determined Insurance”).

19.2                        With respect to any policy of Determined Insurance, any Party may elect not to participate as a co-insured provided that such Party:

(a)                                  gives prompt notice of its non-participation to the Operator;

(b)                                 does nothing which may interfere, directly or indirectly, with the Operator’s placement of such insurance for the other Parties;

(c)                                  effects and maintains, in proportion to its undivided interest, such insurance or other evidence of financial responsibility against the risk covered by Determined Insurance as the Committee may determine to be acceptable; and

(d)                                 arranges for such policies to be endorsed with waivers of subrogation in favor of all the other Parties but with respect only to Joint Venture activities and for such policies to be subject to the conditions that they shall not be cancelled, amended or varied, or permitted to expire or lapse, without, in each instance, the insurer first having given to the other Parties not less than 14 days prior notice of its intention so to do.

19.3                        In respect of each policy of Required Insurance and Determined Insurance, the Operator shall:

(a)                                  upon request, provide any Party participating in that policy of insurance with a copy of that policy and evidence that it is current;

(b)                                 arrange for the Parties participating therein to be named co-insured and for the endorsement of such policies with waivers of subrogation in favor of all the other Parties, but with respect only to the Joint Venture Activities; and

(c)                                  as soon as practicable, pursue claims and collect the proceeds which shall be credited to Parties in proportion to their respective interests in such insurance. Any settlement of a claim exceeding $25,000 shall require the approval of the Committee.

19.4                        Each Party may, for its own account and at its own expense, obtain such additional insurance as it thinks fit, provided that the obtaining of such additional insurance shall not in any way interfere with the Operator’s placement of Required Insurance or Determined Insurance or prejudice such insurance when placed.

19.5                        The Operator shall require contractors and subcontractors performing work in respect of JV Activities to effect and maintain all insurance pertaining to such work which are required by virtue of any applicable Regulation or the terms of any contract relating thereto and such other insurance as the Committee directs, or, in the absence of such a direction, as the Operator thinks advisable, after consultation with all Parties. Insurance effected pursuant to this Article-(e) shall provide for waivers of subrogation by the insurer in favor of the Parties and shall be subject to the condition that they shall not be cancelled, amended or varied, or permitted to expire or elapse, without, in each instance, the insurer first giving the Parties not less than 14 days prior notice of its intention so to do.

20  WITHDRAWAL

20.1                        If a Party wishes to withdraw within ninety (90) days after the signature hereof then the provisions of this Article-20 shall not apply and the provisions of the withdrawing Party’s Farm Out Agreements shall prevail.

20.2                        Subject to Article-20.1 hereof a Party may withdraw from the Joint Venture:

(a)                                  by giving a Withdrawal Notice to the other Parties not less than 30 days prior to the expiration of the Permit Year then current;

(b)                                 if a Party other than the Party giving a Withdrawal Notice under Article-20.2(a) above, by giving a Withdrawal Notice to the other Parties within 5 days after receipt of the notice referred to in Article-20.2(a); or

(c)                                  by giving a Withdrawal Notice to the other Parties within 5 days of approval of a Work Program and Budget in accordance with Article-12.5 hereof.

20.3                        If a Party gives a Withdrawal Notice to the other Parties in accordance with the provisions of Articles-20.2(a) or 20.2(b) hereof, then subject to any approval required from Pertamina, withdrawal will be effective upon expiration of the Permit Year current on the date of the Withdrawal Notice or completion of the Work Period current on the date of the Withdrawal Notice, whichever is later.

20.4                        If a Party gives a Withdrawal Notice to the other Parties in accordance with the provisions of Article-20.2(c), withdrawal will be effective upon the expiration of the current Work Period.

20.5                        A Withdrawing Party shall not after the date of withdrawal, be entitled to vote on any matter with respect to the Joint Venture except to the extent only that work to the cost of which it is contributing will be affected by its vote.

20.6                        A Withdrawing Party shall remain liable for payment of any amount which the Operator has called or is entitled to call upon it to pay in accordance with this Agreement and for its proportion of JV Costs in respect of the approved Work Program for the Work Period current on the date on which the Withdrawal Notice was given, but shall have no further obligation after the effective date of withdrawal.

20.7                        A Withdrawing Party shall on the effective date of withdrawal, be deemed to have assigned to the other Parties in proportion to their respective Percentage Interests, all the right title and interest of the Withdrawing Party in terms of this Agreement and in the Permit and to any Petroleum contained within the Permit and in all JV Property and shall at its cost do all acts, matters and things reasonably required by the other Parties in order to give full effect to the assignment, including executing forms of transfer and making appropriate applications to Pertamina.

20.8                        A Withdrawing Party shall, pending any necessary completion of assignment of its right, title and interest under this Agreement and in the JV Property, hold such right, title and interest in trust for the other Parties.

20.9                        A Withdrawing Party shall on the effective date of withdrawal and subject to the provisions of this Agreement, be released from and indemnified by the other Parties against all obligations arising in terms of this Agreement or otherwise, with respect to the Permit, except so far as such obligations may have been incurred or accrued as a result of events which took place prior to the effect date of withdrawal.

20.10                 In the event the JV Participants choose to withdraw entirely from the PSC or permit it to terminate in accordance with the provisions thereof, the JV Participants shall be obligated to turn back their interest in the PSC to the original Apex Bengara vendors in proportion to the Apex Bengara vendors ownership at the time of their sale of Apex Bengara stock to CEC.

21  ENCUMBRANCES

21.1                        For the purposes of this clause, “encumbrance” means any mortgage, charge, lien, writ or other encumbrance or third party interest.

21.2                        A Party shall not create or permit the creation of an encumbrance over the whole or part of its Percentage Interest without the prior written consent of the other Parties which shall not be unreasonably withheld.

21.3                        It shall be a condition contained in any encumbrance created by a Party in accordance with this clause that any sale, assignment or foreclosure by way of an exercise of rights by the person taking the encumbrance pursuant to the terms of the encumbrance shall be subject to compliance with the provisions of Article-11 relating to transfers of Percentage Interests.

22  DISCOVERY OF PETROLEUM

22.1                        Within 60 days after establishment of a Discovery Well, the Committee shall decide whether such Discovery Well requires the carrying out of Appraisal Operations.

22.2                        If the Committee decides that Appraisal Operations shall be carried out, the Operator shall within 60 days after such decision submit to the Committee a Work Program and Budget for the conduct of Appraisal Operations (“Appraisal

Program and Budget”), covering such period as the Operator deems advisable or as the Committee directs. Within 30 days of such submission, the Committee shall decide upon an Appraisal Program and Budget.

22.3                        Within 3 months after Appraisal Operations are carried out pursuant to this part, the Operator shall submit to all the Parties a report giving details as to all Information derived from such Appraisal Operations. Within 30 days after such submission the Committee may decide to proceed with a feasibility study in accordance with the provisions of this clause or decide to carry out supplementary Appraisal Operations.

22.4                        If the Committee decides to proceed with a feasibility study, the Operator shall within 6 months prepare the feasibility study, which shall cover without limiting the generality of the study:

(a)                                  the development, production, transportation and treatment (if any) of the production of the Petroleum Pool;

(b)                                 an itemized estimate of the JV Costs to be incurred and facilities required;

(c)                                  a plan for financing;

(d)                                 a preliminary plan for the development of the Petroleum Pool; and

(e)                                  the delineation of the Petroleum Pool.

22.5                        Upon completion of any feasibility study, the Operator shall forthwith submit a copy thereof to each Party, the cost of such copies to be charged to the Joint Venture. From the date of such submission the Parties shall have 60 days (or such longer period as the Parties may agree) to consider the feasibility study and to propose to each other alterations, amendments and additions thereto. Within that period, a meeting of the Committee shall be convened for the purpose of settling the feasibility study and deciding and planning the development of the Petroleum Pool on the basis thereof.

23  PRODUCTION OPERATIONS

23.1                        Within 30 days of receiving Pertamina’s approval of a “Plan of Development” giving the Operator permission to proceed with the commercial exploitation and production of Petroleum from within the Permit Area the Parties shall meet for the purposes of deciding whether this JOA is in need of modification, amendment or restatement in view of the approved POD and anticipated development.

23.2                        Until such time as the Parties thereafter decide and do implement any changes to this JOA in contemplation of such production then this JOA shall remain in full force and effect and shall extend to and continue to govern the Parties and the Joint Venture with respect to any production ventures undertaken provided that:

(a)                                  JV Activities shall include all activities necessary, expedient or ancillary to the conduct of Production Operations, including the construction of terminals, tanks, pipelines, facilities and infrastructure and these and all other Petroleum exploitation, development and production costs shall be included in JV Costs and the JV Accounts and shall be paid for by the Parties in respect to their Percentage Interest in the Joint Venture;

(b)                                 each Party shall, as tenant in common, own an undivided interest and share in all of the Petroleum produced from the Permit Area and available to the Joint Venture in accordance the terms and conditions of the Permit, applicable Indonesian Tax Law and in a proportion equivalent to such Party’s Percentage Interest in accordance with the terms and conditions of this JOA;

(c)                                  each Party shall be responsible for paying its Percentage Interest share, as applicable, of all entitlements due Pertamina pursuant to the PSC and all taxes due Indonesian tax authorities that are allocable, deductible or payable in respect of all Petroleum produced from the Permit Area;

(d)                                 the Operator shall advise the Parties daily of Petroleum production rates, cumulative production and the amount of Petroleum attributable to each Party together with an estimation of each Party’s respective share of such production, its costs, applicable taxes and distributions at the next period;

(e)                                  at such time as production commences in the Permit Area, the Parties shall negotiate in good faith and enter into a crude oil and natural gas offtake procedure agreement; until such agreement is entered into each Party shall be entitled to take in kind and separately sell or dispose of its Percentage Interest share of all Petroleum production derived from the Permit Area, in proportion to its respective Percentage Interest;

(f)                                    notwithstanding any other thing herein to the contrary, each Party shall have an absolute right to direct that its share of any third party payment be made to its own account and not to any JV account.

24  SOLE RISK OPERATIONS

24.1                        Subject to the provisions of this Part, a Party (“Proposing Party”) may give to the other Parties (“Receiving Parties”) and the Operator a notice (“Sole Risk Notice”) stating that Party’s intention to carry out a Sole Risk Operation and stating the proposed location, purpose and estimated cost of the Sole Risk Operation.

24.2                        A Sole Risk Operation may comprise any of the following:

(a)                                  drilling an Exploration Well;

(b)                                 deepening, re-working, sidetracking, testing or completing an Appraisal Well or an Exploration Well; or

(c)                                  drilling an Appraisal Well.

24.3                        A Party shall not give a Sole Risk Notice if any of the following conditions exist:

(a)                                  the work proposed to be carried out under the Sole Risk Operation is included in a Work Program and Budget for JV Activities previously approved by the Committee but not yet carried out;

(b)                                 any work is being carried out or has been proposed or included in an approved Work Program and Budget for JV Activities which has the same objective as the work in respect of which a Sole Risk Notice is desired to be given; or

(c)                                  the work proposed is part of the Work Obligation.

24.4                        A Party may give a Sole Risk Notice only if the activities covered by the Sole Risk Notice have been proposed to the Committee and the Committee has resolved not to carry out those activities as JV Activities. A Sole Risk Notice shall be effective only if it is given within the following periods:

(a)                                  where the proposed Sole Risk Operation is the drilling of an Exploration Well or an Appraisal Well, within 30 days after the decision of the Committee not to carry out the proposed activities as JV Activities; or

(b)                                 where the proposed Sole Risk Operation is the deepening reworking sidetracking, testing or completing of an Appraisal Well or an Exploration Well, prior to commencement of operations to abandon the well.

24.5                        Within 30 days after receipt of the Sole Risk Notice, each Receiving Party shall give notice to the Proposing Party whether that Receiving Party will participate in the Sole Risk Operation, failing which that Receiving Party shall be deemed to have given notice to the Proposing Party that it will not participate in the Sole Risk Operation.

24.6                        Where a drilling rig is on the location of the well, the time to respond to a Sole Risk Notice with respect to deepening, reworking, sidetracking or testing or completing of the well shall be reduced to 48 hours, after which rig time shall be at the expense of the SR-Parties PROVIDED HOWEVER that if the Sole Risk Operation is not carried out, the same additional expense shall be borne by the Proposing Party.

24.7                        Each Party electing to participate in the Sole Risk Operation shall be a SR-Party.

24.8                        The SR-Parties shall be associated in a Sole Risk Venture on the following terms:

(a)                                  the purpose of the Sole Risk Venture shall be to carry out the Sole Risk Operation;

(b)                                 each Party shall have an SR-Interest equal to the proportion that its Percentage Interest bears to the aggregate Percentage Interests of all of the SR-Parties;

(c)                                  the SR-Parties shall pay all costs and expenses and bear all liabilities incurred in connection with the Sole Risk Operation in proportion to their respective SR-Interests;

(d)                                 except as otherwise provided, the relationship between the SR-Parties in relation to the Sole Risk Venture shall be governed by the terms of this Agreement, mutatis mutandis.

24.9                        As soon as the SR-Parties have been determined in accordance with this clause, the Operator shall forthwith give notice to all the SR-Parties how the costs, risks and liabilities of the Sole Risk Operation will be shared, and may thereafter commence the Sole Risk Operation.

24.10                 Sole Risk Operations shall not be commenced more than 180 days after the Sole Risk Notice with respect thereto was given PROVIDED THAT a Sole Risk Notice may again be given for the same Sole Risk Operation within or after the expiration of the said 180 day period.

24.11                 If following the giving of a Sole Risk Notice all Parties elect to participate, the proposed operation shall be conducted by the Operator as JV Activities, and the Work Program and Budget for the then current Work Period shall be revised accordingly.

25  SOLE RISK—DRILLING

25.1                        If the Sole Risk Operation is the drilling of a well and if the operation results in discovery of Petroleum in Paying Quantities, then the following provisions shall apply:

(a)                                  if the well is completed for production, the SR-Parties shall separately be entitled to take all Petroleum production derived therefrom by any Production Venture in proportion to their SR-Interests until the Net Value of the Petroleum so taken equals 100% (One Hundred Percent) of the SR-Costs incurred by the SR-Parties in relation to that well;

(b)                                 if the well is not completed for production, the SR-Parties shall separately be entitled to take all Petroleum production derived by any Production Venture from any and all subsequent wells completed for production in the same Petroleum Pool until the Net Value thereof equals 100% of the SR-Costs incurred by the SR-Parties in relation to that well; and

(c)                                  whether or not the well is completed for production the SR-Parties shall, after recovery of the aforesaid 100% (One Hundred Percent) of SR-Costs, be entitled to receive all further Petroleum production (“Premium Share of Production”) derived by any Production Venture from such well and any and all subsequent wells completed for production in the same Petroleum Pool until the Net Value thereof is an amount equal to 500% (Five Hundred Percent) in the case of an Exploration Well and 500% (Five Hundred Percent) in the case of an Appraisal Well of the SR-Costs incurred by the SR-Parties in relation to that well.

26  SOLE RISK—DEEPEN, REWORK, SIDETRACK, TEST, COMPLETE

26.1                        If the Sole Risk Operation is the deepening, reworking, side tracking, completion or testing of a well, and if the operation results in the discovery of Petroleum in Paying Quantities, then the SR-Parties shall be entitled to take all Petroleum production derived by any Production Venture from the well until the Net Value of the Petroleum production so taken equals 500% (Five Hundred Percent) of the SR-Costs incurred by the SR-Parties in relation to that operation.

26.2                        If the Sole Risk Operation is the deepening of a well, the following provisions shall apply:-

(a)                                  if the initial drilling of that well up to a depth at which deepening operations commenced (“Initial Depth”) was also carried out as a Sole Risk Operation, then the Non-SR-Parties in the drilling to the Initial Depth shall nevertheless have the right to participate in the deepening operation in proportion to their respective SR-Interests in the deepening operation;

(b)                                 if the deepening does not result in the discovery of Petroleum in Paying Quantities, the SR-Parties who participated in the deepening but not in the drilling of the well to the Initial Depth shall have no obligation to contribute to the costs of drilling the well to the Initial Depth (except as to costs of materials, supplies and equipment assumed by the deepening Parties); and

(c)                                  if the deepening operation results in the discovery of Petroleum in Paying Quantities, the SR-Parties participating in the completion of the well for the taking of Petroleum production from a formation into which the well was drilled as part of the deepening operation shall reimburse in cash to the SR-Parties participating in the drilling of the well to the Initial Depth, 100% (One Hundred Percent) of the SR-Costs incurred in drilling the well to the Initial Depth.

26.3                        A Sole Risk Notice for a deepening, reworking or side-tracking operation may be given with respect to a well producing or capable of producing Petroleum in Paying Quantities and, in that event, the following provisions shall apply:

(a)                                  in drilling beyond the point where the well is or may be productive in Paying Quantities, the deepening Parties will protect the hole so that the well can be plugged back to the depth at which the presence of Petroleum in Paying Quantities was found or suspected;

(b)                                 the deepening Parties shall, if the deepening does not result in the discovery of Petroleum in Paying Quantities, plug back the well at the sole risk and expense of the deepening Parties to the point at which Petroleum was discovered or suspect in Paying Quantities, if at least one of the Parties so requires; or

(c)                                  should the well be capable of producing Petroleum in Paying Quantities from both above and below the depth at which the deepening operation began and one or more of the respective Parties entitled to attempt to complete the well in the respective productive formations wish to do so, the respective SR-Parties will co-operate in causing the well to be duly completed. If this is not possible or feasible in accordance with good engineering practice, then completion shall be made in the formation within the originally proposed depth provided that such completion is in accordance with good engineering practice.

27  SOLE RISK—GENERAL PROVISIONS

27.1                        Notwithstanding the foregoing, a Non-SR-Party may at any time pay to the SR-Parties an amount in cash in lieu of the SR-Costs and the premium share of production otherwise recoverable by the SR-Parties under this Agreement. If such payments discharge in full 500% (Five Hundred Percent) of SR- Costs, the Non-SR-Party shall thereafter be entitled to take its proportionate share of Production.

27.2                        During the period that SR-Parties are taking Petroleum production to the exclusion of Non-SR-Parties pursuant to this Agreement, the SR-Operator shall supply all Parties with monthly statements showing the amount of Production taken by the SR-Parties during the relevant month, the Net Value thereof and the amount still to be recovered by the SR-Parties. The SR-Parties shall provide the SR-Operator with sufficient information to allow the SR-Operator to supply the monthly statements.

27.3                        The SR-Parties shall indemnify and hold harmless the Non-SR-Parties from all costs, expenses, suits, claims, liens, liabilities and losses resulting from the carrying out of the Sole Risk Operation.

27.4                        The SR-Parties shall ensure that the Sole Risk Operation is carried out with reasonable care skill and diligence, in accordance with good exploration and oilfield practice and in compliance with all relevant laws and regulations and the requirements of all relevant authorities.

27.5                        If any Sole Risk Operation results in a dry hole, the SR-Operator shall plug and abandon the well in accordance with the Pertamina regulations at the cost of the SR-Parties.

27.6                        In the event the Joint Venture is able to recover any SR Costs from Pertamina, such costs will be treated the same as the recovery of any other costs and will be allocated to the Parties pursuant to their respective Percentage Interests.

28  DISPUTE RESOLUTION

28.1                        Without derogating from the other provisions of this Agreement, any dispute or difference which shall arise between any of the Parties in respect of any technical matter or any matter requiring the exercise of professional or specialized knowledge and expertise in the field of Petroleum exploration, shall be referred to an independent expert unless the Parties who are Party to the dispute otherwise unanimously agree. Any Party may by notice in writing to the others specify the nature of the dispute and call for submission to an independent expert.

28.2                        The expert shall have a reasonable commercial and practical experience in the area of dispute and shall be required to undertake to keep confidential matters coming to his knowledge by reason of his appointment and carrying it out.

28.3                        The expert shall have the following powers:

(a)                                  to inform himself independently as to facts and if necessary technical matters to which the dispute relates;

(b)                                 to receive written submissions sworn and unsworn written statements and photocopy documents and to act upon the same; and

(c)                                  to take such measures as he thinks fit to expedite the completion of the dispute resolution including finding adversely to any Party who fails to comply with a timetable reasonably set by him.

28.4                        All non-technical disputes shall be settled via binding arbitration by a panel of three people, chosen jointly by the disputing Parties, each having financial and technical expertise in the oil and gas fields (who need not be attorneys), with the time and place of such arbitration to be determined by the disputing Parties.

28.5                        The dispute resolution shall be held in Jakarta, Indonesia unless the Parties to the dispute otherwise agree.

29  CONDUCT OF LITIGATION

29.1                        Subject to Article-29.2, all litigation in connection with the Permit shall be defended, carried on and conducted for and on behalf of all Parties by legal practitioners selected by the Committee, which practitioners shall be instructed in accordance with the wishes of the Committee. Each Party shall notify the others of any process served upon it in any action involving the title of the Permit of Joint Venture Activities and thereupon the Committee shall choose legal practitioners to handle such action for the Joint Account. The actual and necessary expense of legal practitioners incurred with respect to the action shall be for the Joint Account. If any Party wishes to employ independent legal practitioners to act on its behalf with respect to the action, no fee for their services shall be charged to the Joint Account.

29.2                        The Operator shall have the power, without reference to the Committee, to settle claims made by third parties as a result of JV Activities up to $50,000.

30  TERM AND TERMINATION

30.1                        The Joint Venture shall be deemed to have commenced on the date of this Agreement and, except as set forth herein, shall continue for so long as there are operations being carried out or contemplated hereunder pursuant to the Permit or any production license granted over any part of the Permit or any extensions thereof and until all assets jointly owned hereunder have been removed and disposed of and final settlement made among the Parties. If any interest of any Party in any of the Permit violates the rule against perpetuities, then such interest shall terminate 80 years from the date of commencement of this Agreement.

30.2                        On termination of the Joint Venture, whether by effluxion of time or otherwise, all rights and obligations of the Parties shall cease except

(a)                                  rights and obligations in respect of any Sole Risk Operation;

(b)                                 the settlement of any accounts for JV Costs incurred before termination and settlement of any other liability or obligation incurred before termination or arising out of termination;

(c)                                  the confidentiality provisions;

(d)                                 the right of a Party to Information; and

(e)                                  obligations to make payments imposed by the Permit or any agreements or instruments in terms of which the Permit is held and which become payable at any time prior to termination.

31  FORCE MAJEURE

31.1                        The obligations of a Party shall be suspended while such Party is prevented or hindered from complying with the terms of this Agreement by force majeure which shall include, but not be limited to, strikes, lockouts, labor and civil disturbances, action whether legal or otherwise, by conservation groups or other groups opposed to the conduct of JV Activities in the Permit or its vicinity on the basis of environmental considerations, acts of God, unavoidable accidents, laws, rules, regulations, orders or decrees of any national, municipal or other governmental agency, whether domestic or foreign, acts of war, or conditions arising out of or attributable to war (declared or undeclared), acts of terrorism, shortage of necessary equipment, materials, or labor, or restrictions on them, or limitations on their use, inability to obtain necessary consents from any authorities or governments, delays in transportation, claims by traditional landowners, groups or organizations pursuant to legislation or at common law or any other matters beyond the control of such Party, whether similar to the matters listed above or otherwise.

31.2                        No Party shall be entitled to the benefit of the provisions of this clause if the event of force majeure is caused by lack of funds, or by the negligence of the Party claiming suspension.

31.3                        If force majeure causes a suspension of the obligations of any Party, such Party shall give notice of suspension as soon as reasonably possible to the other Parties stating the date and extent of such suspension, whether in whole or in part, and the nature of the force majeure. Any Party whose obligations have been suspended shall resume the performance of such obligations as soon as reasonably possible after the removal of the force majeure and shall so notify the other Parties.

32  PERMIT

32.1                        If at any time as required under the PSC a relinquishment or surrender of any portion of the Permit Area is required, the Operator shall give timely written notice to the Committee, setting forth in detail the reasons for and a description of the areas which the Operator suggests be so surrendered in compliance with such requirement. The Committee shall consider all matters relevant to the question of such renouncement or surrender and shall, within one month (or such shorter period of time as may be required by Pertamina), determine and notify Operator in writing of the decision to be carried out.

32.2                        Not later than 180 days prior to the expiration of any particular period or term as may be applicable under the PSC and the Permit, the Parties shall meet to discuss whether an application to extend such period or term of the PSC or the Permit should be made or should be allowed to lapse. The Parties that vote not to extend the Permit shall simultaneously therewith serve a Withdrawal Notice to the Operator and the other Parties in accordance with the provisions hereof. The Parties that vote to renew the Permit shall determine the terms and conditions for which such extension is sought and the acceptable work and expenditure commitments therefor. Thereafter, the Operator shall on behalf of the continuing Parties shall make all such applications and execute all such documents as may be necessary or expedient to extend the term of the Permit for the Joint Venture then to consist only of the Parties agreeing to the conditions of such extension still subject to the provisions hereof.

33  GENERAL PROVISIONS

33.1                        Any notice given in connection with this Agreement shall be delivered by hand; or be sent by prepaid registered post; or by prepaid courier or be sent by facsimile.

33.2                        Notices to a Party shall be addressed in accordance with such postal or facsimile particulars as may be notified by that Party to the other Parties from time to time, and at the date of execution of this Agreement are as follows:

JV Participant	Operator

CONTINENTAL ENERGY CORPORATION	APEX (BENGARA-II) LTD.
Suite 1760, 505 Burrard Street	3rd Floor Ampera Raya Building
Vancouver, V6B-2M8	Jl. Ampera Raya 18
British Columbia, CANADA	Jakarta, 12560, INDONESIA
Tel: 1-604-687-3434	Tel: 62-21-782-7114
Fax: 1-604-687-3073	Fax: 62-21-780-4752

JV Participant
GEOPETRO RESOURCES COMPANY
Suit 400, One Maritime Plaza
San Francisco, CA, 94111, USA
Tel: 1-415-398-8186
Fax: 1-415-398-9227

33.3                        A notice shall be deemed to have been duly given if delivered on the date of delivery or if sent by facsimile, on the day following the day the facsimile is transmitted.

33.4                        This Agreement constitutes the entire contract and supersedes all other agreements and understandings between the Parties with regard to the matters dealt with in this Agreement and no representations, terms, conditions or warranties not contained in this Agreement shall be binding on the Parties.

33.5                        No agreement varying, adding to, deleting from or canceling this Agreement, shall be effective unless reduced to writing and signed by or on behalf of the Parties.

33.6                        No indulgence granted by a Party shall constitute a waiver of any of that Party’s rights under this Agreement; accordingly, that Party shall not be precluded, as a consequence of having granted such indulgence, from exercising any rights against the other which may have arisen in the past or which may arise in the future.

33.7                        Each Party warrants that it has all necessary authorizations and approvals to execute this Agreement.

33.8                        The provisions of this Agreement shall inure for the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

33.9                        This Agreement shall be governed and interpreted in accordance with the laws from time to time in force in the British Virgin Islands.

33.10                 The costs of and incidental to the preparation of this Agreement including stamp duty shall be JV Costs.

IN WITNESS WHEREOF the Parties hereto have caused their duly authorized representatives to hereto set their hand and hereby bind the Parties effective on the date first above written.

EXECUTED by the Parties as follows:

SIGNED for and on behalf of APEX BENGARA by its duly authorized officer in the presence of: ) )	SIGNED & Common Seal affixed by authority of the Board of Directors, for and on behalf of Apex Bengara in its capacity as Operator & Party hereto, by:
))
Name of Witness:	)
Occupation of Witness:	)
)
) /s/ RICHARD L. MCADOO

Address of Witness:	MR. RICHARD L. MCADOO
PRESIDENT & CEO

SIGNED for and on behalf of CEC by its duly authorized officer in the presence of: ) )	SIGNED & Common Seal affixed by authority of the Board of Directors, for and on behalf of CEC, in its capacity as a JV Participant & Party hereto by:)
))
Name of Witness:	)
Occupation of Witness:	)
)
) /s/ GARY R. SCHELL

Address of Witness:	MR. GARY R. SCHELL
DIRECTOR & CHAIRMAN OF THE BOARD

SIGNED for and on behalf of GEOPETRO by its duly authorized officer in the presence of: ) )	SIGNED & Common Seal affixed by authority of the Board of Directors, for and on behalf of GEOPETRO in its capacity as a JV Participant & Party hereto by:
)
Name of Witness:	)
Occupation of Witness:	)
)
)
Address of Witness:	) /s/ STUART J. DOSHI

MR. S.J. DOSHI
PRESIDENT & CEO

Annex—“A” to the Joint Operating Agreement

The Bengara-II JV Accounting Procedure

TABLE OF CONTENTS

ARTICLE		PAGE
1	SUBORDINATION TO PSC ACCOUNTING PROCEDURES	31
2	GENERAL PROVISIONS	31
3	ACCOUNTING RECORDS	32
4	CASH CALLS AND CASH ADVANCES	33
5	OPERATOR’S BANK ACCOUNTS FOR JOINT ACCOUNT TRANSACTIONS	33
6	STATEMENTS AND JOINT INTEREST BILLINGS	34
7	AUDITS AND ADJUSTMENTS	34
8	REPORTING—OPERATIONS BY LESS THAN ALL PARTIES	35
9	TERMINATION	35
10	OPERATING CHARGES AND CREDITS	35
11	BASIS OF CHARGES TO THE JOINT ACCOUNT FOR MATERIALS	37
12	PREMIUM PRICES & EMERGENCY SITUATIONS	37
13	WARRANTY OF MATERIALS	37
14	JV PURCHASED FOR THE JV ACTIVITIES FROM ONE OF THE PARTIES	37
15	USE OF EXCLUSIVELY OWNED EQUIPMENT AND FACILITIES	37
16	DISPOSAL OF JV PROPERTY	37
17	USE OF JV PROPERTY	38
18	INVENTORIES	38
19	DISTINCTION OF PSC DEFINED COSTS	39
20	DEPRECIATION	39

Annex—“A” to the Joint Operating Agreement

The Bengara-II JV Accounting Procedure

34  SUBORDINATION TO PSC ACCOUNTING PROCEDURES

(a)                                  This JV Accounting Procedure is made subordinate to that PSC Accounting Procedure included as Exhibit-C to the Bengara-II PSC. The Operator is obliged and shall continue to be obliged to follow the PSC Accounting Procedure and prepare and file with Pertamina all accounting Records, reports and financial statements as required by and in the manner provided for in the PSC Accounting Procedure and other Pertamina policies and regulations from time to time changed but currently in effect.

(b)                                 The chart of accounts that the Operator shall use in preparation of all Joint Account accounting Records and statements and form of financial reporting statements shall be those prescribed by Pertamina in accordance with the provisions of Section-1.2 of the PSC Accounting Procedure.

(c)                                  The JV Participants shall all be entitled to receive, and Operator shall deliver to them, a copy of any and all reports, financial statements, plans, budgets or other accounting statements and records prepared by Operator for delivery to Pertamina in accordance with Operator’s obligations thereto.

(d)                                 The Operator shall also separately provide to the JV Participants the statements, billings, accounts and Records as provided for herein and in the manner prescribed by this JV Accounting Procedure.

(e)                                  To the extent possible and in a manner not to become unduly burdensome on the Operator the Operator shall also endeavor to provide the JV Participants with working papers and information they may need to prepare their own respective internal accounts.

35  GENERAL PROVISIONS

Definitions

Words and expressions that are defined in the Agreement have the same meaning in this Accounting Procedure as ascribed to them in the Agreement. Words and expressions that are defined in the PSC or the Exhibit C to the PSC, the PSC Accounting Procedure, have the same meaning in this Accounting Procedure as ascribed to them in the PSC Accounting Procedure. In this Accounting Procedure the following terms enclosed in quotation marks shall have the meaning ascribed to them below:

“Agreement” means the Joint Operating Agreement of which this Accounting Procedure forms a part;

“Capital Costs” has the meaning ascribed to in paragraph-19 of this JV Accounting Procedure;

“Cost Price” means the total actual cost of new materials which shall be the “landed’ or “local’ costs of such new materials and shall include, as applicable, net invoice prices after trade and cash discounts, sales and added value taxes, insurance costs, handling, import and transportation costs to the JV Activities warehouse, customs and excise fees and duties and like items chargeable against the materials, purchasing, shipping and forwarding service fees and all other costs incurred by the Operator in procuring delivery of the materials into a JV Activities warehouse or delivery direct to the site of such material’s deployment, use or installation.

“Joint Account” has the meaning ascribed to it in Article-1.1 of the JOA and is deemed to refer to any bank account opened and controlled by the Operator for the purposes of the Joint Venture, JV Activities, receipt of Cash Calls and disbursements of payments for JV Costs;

“Joint Interest Billing” or “JIB” has the meaning ascribed to it in paragraph 6(a) below;

“JV Costs” has the meaning ascribed to it in Article-1.1 of the JOA;

“JV Participant” means a Party to this JOA who also owns a Percentage Interest share of the Joint Venture. Apex Bengara, as Operator, is a Party to this JOA but is not a JV Participant;

“JV Property” has the meaning ascribed to it in Article-1.1 of the JOA, subject expressly to the provisions for Pertamina ownership of same as per the Bengara-II PSC, Section-X;

“Non-Capital Costs” has the meaning ascribed to in paragraph-19 of this JV Accounting Procedure;

“Non-Operating Parties” means the parties other than the Operator;

“Operating Costs” has the meaning ascribed to in paragraph-19 of this JV Accounting Procedure;

“PSC Costs” has the meaning ascribed to it in Article-1.1 of the JOA;

“Records” has the meaning ascribed to it in Article-1.1 of the JOA; and

“Unused Market Price” for any item of materials as used in this JV Accounting Procedures shall mean the price (including sales tax, if any) for that particular item of materials readily obtainable in the locality of the purchaser’s supply point at the time of supply of that item of materials to the purchaser.

Interpretation

Interpretation of this JV Accounting Procedure shall be made in accordance with the following:

Reference to any Article is to an Article of the Agreement.

Reference to any paragraph is to a paragraph in this Accounting Procedure.

Reference to any Section is to a Section of the PSC or the PSC Accounting Procedure.

In the event of a conflict between the provisions of this Accounting Procedure and the provisions of the Agreement the latter shall prevail.

Purpose

This Accounting Procedure sets forth the procedures to be followed in maintaining proper control and detailed records of the accounting required under the Agreement. It also sets forth the charges and credits attributable to the JV Activities in order to establish the amounts owing between the Parties and to ensure that any particular item cannot be recovered twice by the Operator. It shall truly reflect the Operator’s actual cost to the end that the Operator shall neither gain nor lose by reason of the fact that it acts as the Operator.

ACCOUNTING RECORDS

(f)                                    The Operator will maintain and keep Records and Joint Accounts based on the Operator’s and Pertamina’s usual accounting procedures and classifications and in accordance with generally accepted accounting principles in the Petroleum Industry in Indonesia, and with U.S. generally accepted accounting principles and accounting standards consistently applied. All transactions in respect of the JV Activities shall be recorded in the Joint Account in both United States dollars currency and Indonesian Rupiah currency and converted to US dollar currency for reporting purposes.

(g)                                 Each Party is responsible for its own accounting records required by law or to support its income tax or similar tax returns. To enable each Party to comply with its statutory and corporate requirements, the Operator shall provide such data and information as may reasonably be expected to be available from the accounting records maintained by the Operator, and the cost thereof shall be for the Joint Account.

(h)                                 Nothing contained in the Agreement or this Accounting Procedure shall be construed as an election by a Party with respect to any matter under the tax laws or other laws of any jurisdiction, or as an election with respect to any method of accounting for the purpose of accounting to any government, or any subdivision or agency thereof, or as an election for any other purpose except as required of such Party to conform to and comply with the PSC, Indonesian Tax Law, the PSC Accounting Procedure and this JV Accounting Procedure as such affects the Party’s Joint Venture participation.

36  CASH CALLS AND CASH ADVANCES

(a)                                  Solely in accordance with the approved budgets or AFE’s the Operator may “Cash Call” forward “Cash Advances” from all (but not less than all) Parties who are also JV Participants for their respective JV Percentage Interest share of estimated cash requirements for the succeeding period’s operations.

(b)                                 The Operator is not a JV Participant and shall not under any circumstances be required to fund Cash Calls or make Cash Advances of any kind to the Joint Account at Operator’s sole cost.

(c)                                  The Operator may make routine periodic Cash Calls on a periodic basis determined from time to time by the Committee in consideration of the level of anticipated JV Activity and normally expected to be either monthly or quarterly. Unless another period is set by the Committee and in effect the Operator shall make Cash Calls on a calendar monthly basis.

(d)                                 Any Cash Call shall be in and of a form approved by the Committee which shall specify details as to the amount of each JV Participant’s Cash Advance contribution called, wire transfer delivery instructions and a discussion as to what Budget and Work Program items the requested advance and corresponding expenditure relates to, the expected time schedule of expenditure and a Cash Call shall include the Operator’s best estimate and forecast of the amount of cash that will be required from the JV Participant for the next period’s Cash Call to follow.

(e)                                  Cash Calls shall be prepared by Operator and delivered by fax or email to each JV Participant on a business day equivalent to either the 14th, 15th or 16th day of each month (or the first month of a quarter if quarterly Cash Calls are in effect) and such Cash Calls shall be paid and the requested Cash Advance be delivered to the Operator controlled Joint Account designated in the Cash Call by each JV Participant no later than the 15th day of the following month and each JV Participant shall dispatch a fax advice to the Operator, giving details of Cash Advances so made.

(f)                                    Should the Operator be required to pay any large sum of money in relation to JV Activities, which were unforeseen at the time of providing the JV Participants with the said monthly estimate of its requirements, the Operator may request the JV Participants to make special Cash Advances pursuant to special Cash Calls covering the JV Participants’ proportionate shares of such unforeseen payments. The Operator shall provide the JV Participants with specific details as to the sums of money to be expended, each JV Participant’s contribution to the same and the anticipated date of expenditure. The JV Participants shall dispatch their proportionate special advances within 15 days of receipt of such notice.

(g)                                 The Operator shall not without the prior written consent of all JV Participants make Cash Calls upon the JV Participants if the expenditure to which the Cash Call relates is not to be expended within at most two months of the date of the Cash Call.

(h)                                 Cash Calls and Cash Advances made pursuant thereto shall be subject to review and adjustment by the Operator’s accounting staff. If any or all of the JV Participants Cash Advances exceed their actual realized share of actual expenditures, the next succeeding Cash Calls, after such determination, shall be reduced accordingly. If a JV Participant’s advances are determined to be more or less than its share of actual expenditure, the deficiency shall, at Operator’s option, 1) be adjusted to and offset against subsequent Cash Calls or 2) be the subject of a special Cash Call made to the JV Participant for the purpose and being payable within 5 working days following the receipt of the billing for such deficiency, or 3) repaid by Operator to the JV Participant. In each case a statement shall be provided by the Operator stating details of any variance between amounts advanced and amounts expended in appropriate classifications.

(i)                                     Subject to paragraph (h) above, if, in the Committee’s opinion, a significant excess of cash becomes evident, the Operator (which shall endeavor to maintain as low a cash balance as is reasonably possible) will advise details of such excess to the contributors which may elect to have their share of such excess cash reimbursement by the Operator. If any JV Participant so elects the Operator will refund all excess funds to all JV Participants entitled to such refunds.

1  OPERATOR’S BANK ACCOUNTS FOR JOINT ACCOUNT TRANSACTIONS

(a)                                  The Operator shall be required to open, maintain, control and operate, in the name of the Operator but on behalf of the Joint Venture, sufficient separate bank accounts in whatever currency and of whatever type necessary to provide for and enable Joint Account bank transactions involving Work Programs, Budgets and AFE’s for JV Activities and payment of JV Costs in respect thereof.

(b)                                 The Operator shall maintain as low a cash balance as reasonably possible in the bank accounts specified.

(c)                                  Funds in the bank accounts not immediately needed to pay for JV Costs shall be invested by the Operator for the benefit of the Joint Account in such manner as the Committee may determine, or failing such determination in an interest bearing deposit account for the benefit of the JV Participants maintained for such purpose by Operator.

(d)                                 It is the intent that none of the JV Participants shall experience an exchange gain or loss at the expense of, or to the benefit of, the other JV Participants. The JV Participants upon whom Cash Calls are made shall be required to and hereby agree to deliver their respective share of Cash Advances for credit to the Joint Account at the Operator’s bank account as prescribed in the Cash Call in the currency of United States dollars and any currency conversion gains or losses thereon incurred by the JV Participant in accordance with such delivery shall be for the account of the JV Participant alone. Operator shall furnish the JV Participants, if required, with sufficient currency exchange data from Operator’s bank to enable the JV Participants to translate the billings to the currency of their corporate accounts.

(e)                                  Any gain or loss on currency conversions in respect of transfers between Operator’s JV bank accounts of differing currencies making up the Joint Account shall be for the Joint Account.

(f)                                    Default interest received as required by the Agreement shall be paid to the non-defaulters in proportion to their contribution to the advance or billing respect of which the defaulter is in default.

37  STATEMENTS AND JOINT INTEREST BILLINGS

(a)                                  Within 40 days following the end of each calendar month, the accumulated charges and credits in the Joint Account will be determined, and the Operator will issue a “Joint Interest Billing” or “JIB” consisting of three separate financial statements as follows:

(i)                                     a statement recording actual cash expenditure against Cash Advances, if any, made for that month;

(ii)                                  a JV Activities statement summarizing all charges and credits incurred by the Joint Account by appropriate classifications indicative of the nature thereof and by AFE or main budget heading as appropriate. Accruals forming part of the charges shall be allocated to each AFE or main Budget heading. The total accruals shall be deducted from total incurred cost to adjust the amounts shown on the statement to a cash expenditure basis.

(iii)                               a statement of source and application of funds in each currency in which Cash Advances and Joint Account expenditures have been made.

(b)                                 The Operator shall within 30 days following the end of each calendar year provide the Parties with a list of insurance and other claims and litigation outstanding as at the end of the previous year.

38  AUDITS AND ADJUSTMENTS

(a)                                  Payment of advances and billing statements shall not prejudice the right of a Party to protest or question the correctness thereof provided however, all Cash Calls and billing statements rendered to a Party by the Operator during any Permit Year shall, save in the case of fraud or bad faith, conclusively be presumed to be true and correct after 24 months following the end of any such Permit Year unless within the said 24 month period a party takes written exception thereto and makes claim on the Operator for adjustment. The provisions of this paragraph shall not prevent adjustments resulting from physical inventory.

(b)                                 The Committee shall appoint an outside and independent auditor and conduct an Annual JV Audit at the cost of the JV Account for distribution to all the JV Participants not later than 60 days after year end.

(c)                                  Any one or more of the Non-Operating Parties shall have the right to conduct an additional “External Audit” of the JV Accounts and JV Records of the Joint Account for each Year maintained by the Operator in respect of the JV Activities and to obtain all necessary information for such purposes, before the end of the 24th month following the end of such year. At least 30 days notice shall be given to the Operator of an intention to conduct an audit. The right of audit includes the right of access at all reasonable times during normal business hours to all accounts and records pertaining to the Joint Account, maintained by the Operator.

(d)                                 Any External Audits shall be conducted so as to cause a minimum of inconvenience to the Operator. The Operator shall make every reasonable effort to co-operate with the Non-Operating Parties and, where appropriate, ensure the reasonable co-operation of its statutory auditors with the external auditors appointed pursuant to the Joint Venture Agreement by the Non-Operating Parties and will provide reasonable facilities and assistance to the Non-Operating Parties in the conduct of audits.

(e)                                  At the conclusion of each External Audit, the Parties who are participating in the External Audit will endeavor to settle outstanding matters and a written report by the participating auditors will be circulated to all the Parties participating within a reasonable time of the conclusion of each audit. The report shall include all claims arising from such External Audit together with comments pertinent to the operation of the accounts and records to the extent considered appropriate by the auditors. The Operator shall reply to the report in writing as soon as possible and in any event not later than 2 months following receipt of the report. Notwithstanding that the said period of 24 months may have expired, if the Non-Operating Parties have reasonable grounds to believe that the Operator has been guilty of fraud or Willful Misconduct, the Non-Operating Parties shall have the right to conduct further External Audits in respect of any earlier periods. The costs incurred in connection with any External Audit shall be borne by the Parties participating in it in the proportion to which their respective Percentage Interests bear to each other and shall not be charged to the Joint Account.

(f)                                    All adjustments resulting from any audit report accepted by the Operator and so notified to the Non-Operating Parties conducting the audit shall be rectified promptly in the Joint Account by the Operator and reported to the other Non-Operating Parties. If any dispute shall arise in connection with an audit, it shall be considered by the Committee and, if a settlement between the Parties is not unanimously agreed, the item or items in dispute shall be referred to clause 28 of the Joint Operating Agreement.

39  REPORTING—OPERATIONS BY LESS THAN ALL PARTIES

Within 30 days following the end of each calendar month during which the Operator is carrying out a Sole Risk Operation or a Non-Consent Operation or adjusting the Records and the Joint Account with respect to same the Operator shall furnish the Parties with a statement of all costs and liabilities incurred in such operation during that month and, if appropriate, a statement of the quantity and value of Petroleum produced from such operation during that month.

40  TERMINATION

Upon termination of this Agreement the Parties will continue to be liable with respect to commitments made under contracts entered into pursuant to this Agreement. Further, the Parties will continue to be liable for their share of credits or refunds (as the case may be) in respect of any matter outstanding at the time of termination of this Agreement including any litigation outstanding for which settlement will be made when the outcome of such litigation is known provided that the rights of audit described in paragraph 1.6 shall also continue to apply.

41  OPERATING CHARGES AND CREDITS

The Parties to this Joint Venture and the JOA understand and acknowledge that the current Operator named in this Agreement was created especially for the purpose and has no other business activities or mission or reason to exist other than to act as Operator of the Joint Venture thus limiting the possibilities of conflicts of interest and simplifying the allocation of charges to the Parties for expenditures incurred by the Operator. For all intents and purposes each and every expenditure made by the Operator regardless of nature is made by the Operator in his capacity as Operator on behalf of and in direct respect to the Joint Venture. Therefore unless otherwise particularly described or prohibited herein this Accounting Procedure then ALL expenditures of any kind actually incurred by the Operator are for the Joint Account subject to Operator’s documentation of all such actual costs on a “when and as paid” basis. The Operator shall charge the Joint Account and the Joint Venture shall pay for the following items:

Direct Charges

(a)                                  Rentals, Fees and Deposits—Acquisitions and bonus costs, lease, license or permit deposits, rentals, renewal or extension fees, royalties and other similar payments paid by Operator for the Joint Account, as required for Petroleum Operations and to maintain the interest of the Parties in any JV Property.

(b)                                 Personnel Costs—Reasonable salaries, fees and wages of all Operator’s “Personnel” including without limitation management, employees, consultants, contractors, advisors, staff and casual labor employed by Operator in whatever manner for whatever time period and engaged in whatever way in the conduct of JV Activities including earned or compensatory time off relating to the employees engagement in JV Activities.

(c)                                  Customary Personnel Allowances—Operator’s reasonable costs of holiday, vacation, sickness and disability benefits and other customary allowances and location assignment bonuses paid to its Personnel.

(d)                                 Personnel Assessments—Reasonable expenditures or contributions made pursuant to withholding tax assessments imposed by governmental authority under Indonesian Tax Law which are applicable to Operator’s Personnel cost of salaries and wages as per contract or assessment.

(e)                                  Personnel Benefits—Operator’s reasonable and current cost of established plans or as per contract for its Personnel including without limitation medical reimbursement plans, medical insurance, life insurance, hospitalization insurance, remote location evacuation insurance, pensions, social assurance, Jamsostek, ASTEK and retirement plans applicable to Operator’s Personnel.

(f)                                    Personnel Bonuses—Operator’s reasonable and current cost of established plans for providing its Personnel incentive work bonuses, production milestone related cash bonuses, performance bonuses and other such bonuses applicable.

(g)                                 Material and Supplies—Material and supplies purchased by Operator for JV use. So far as it is reasonably practical and consistent with efficient and economical operations, only such material shall be purchased for or transferred to the JV Property as may be required for immediate use; and the accumulation of surplus stocks shall be avoided.

(h)                                 Travel, Living Allowance & Transportation—Reasonable travel expenses, living allowances, and moving expenses of Personnel to the Joint Account. All expenses charged to the Joint Account under this paragraph shall be in accordance with the Operator’s standard terms of employment in force in the relevant period and shall include those incurred in connection with the families of personnel where appropriate. Relocation expenses at the termination of a period of work for the Joint Account will be on the basis of a return to point of hire.

(i)                                     Services—All costs and expenditure relative to work done for the Joint Account incurred under contracts entered into by Operator with independent contractors of whatever nature.

(j)                                     Utilities—The cost of electricity, sewer, water, security, garbage collection and other utility or public services procured by Operator.

(k)                                  Damage and Losses to JV Property—All costs or expenses necessary for the repair or replacement of JV Property made necessary because of damages or losses incurred by fire, flood, storm, theft, accident or other cause.

(l)                                     Acquisition of Surface Rights and Damage Claims—All costs and expenses to acquire surface rights, rights of way, land for construction or compensatory damages payable for use of land and damages or destruction of crops, plants, property or agriculture during Petroleum Operations.

(m)                               Legal and Litigation Expenses—All costs and expenses of handling, investigating and settling litigation or claims against the Parties or any of them relating to the Joint Account or necessary to protect or recover the JV Property or opine on or perfect titles, including, but not limited to, lawyers’ fees, court costs, cost of investigation or procuring evidence and amounts paid in settlement or satisfaction of any such litigation or claims.

(n)                                 Taxes and Levies—All taxes and rates of every kind and nature, except taxes which are measured by the income of the parties, assessed or levied upon the Joint Venture, the Operator or in connection with the JV Property, the JV Activities, or the Petroleum production or the Permit or arising therefrom or pertaining to any taxes paid by the Operator for the benefit of the Parties pursuant to Indonesian Tax Law.

(o)                                 Insurance—Premiums paid for insurance carried on the JV Property or JV Activities for the protection of the Joint Venture or the Parties.

(p)                                 Other Expenditures—Any other expenditure not covered or dealt with in the foregoing provisions which are incurred by the Operator for the necessary and proper conduct of work done for the Joint Account.

Indirect Charges

The Operator will not incur any Indirect Charges.

42  BASIS OF CHARGES TO THE JOINT ACCOUNT FOR MATERIALS

(a)                                  New or used materials purchased from third party for JV Activities warehouse stock.—Imported and locally purchased new materials purchased by, or for the Operator for the JV Activities warehouse stocks shall be charged to the Joint Account at Cost Price.

(b)                                 New or used materials purchased from a third party and charged directly to JV Activities.—Imported and locally purchased new materials purchased by, or for the Operator for the JV Activities, which are delivered directly to the operating site and do not pass through a JV Activities warehouse shall be charged at the Cost Price except that handling and transportation costs to the site of installation and use will be included.

43  PREMIUM PRICES & EMERGENCY SITUATIONS

Whenever materials and supplies are not readily obtainable at the customary supply point and prices because of circumstances, emergencies, strikes or other unusual causes over which the Operator has no control, the Operator may charge the Joint Account for the required materials on the basis of the Operator’s direct cost and expense incurred in procuring such materials, in making such materials suitable for use and in moving such materials to the location; provided, however, that notice in writing is furnished to the Parties with a written justification of same which shall be accepted and paid by the Joint Account it being fully understood that the Operator is to take whatever remedial action it deems necessary in an emergency to safeguard and protect the best interests of the Joint Venture, JV Property, the Operator’s personnel and the Permit.

44  WARRANTY OF MATERIALS

The Operator does not warrant materials furnished beyond the supplier’s or manufacturer’s guarantee. In case of defective material claims, the Joint Account shall not be credited until adjustment has been received by the Operator from the manufacturers or their agents.

45  JV PURCHASED FOR THE JV ACTIVITIES FROM ONE OF THE PARTIES

Fixed assets which are owned by one of the Parties and which are sold to the Operator for use in the JV Activities at Joint Account expense shall be priced at fair market value. In determining the fair market value of an asset, consideration will be given among other things to the age, condition, location and local market value.

46  USE OF EXCLUSIVELY OWNED EQUIPMENT AND FACILITIES

For services rendered to the JV Activities by plant, equipment or facilities exclusively owned by a Party, the owner will charge for such services at rates not in excess of fair market value of such services, and the Operator will give consideration to rates charged by other potential suppliers, location, quality and timing of service and any other relevant factors. The cost of repairing damage sustained to such equipment or facilities with the JV Activities shall be charged to the Joint Account provided always that, if the cost of such damage is recoverable from any underwriters or any third party, the recovery will be credited to the Joint Account.

47  DISPOSAL OF JV PROPERTY

(a)                                  Section-10.1 of the Bengara-II PSC specifically provides that all equipment and physical property purchased by a PSC contractor, including the Operator on behalf of the Joint Venture, shall immediately become the exclusive property of Pertamina upon such purchase or on the date an imported purchase is landed in Indonesia. The rationale for this provision is that by virtue of Pertamina granting cost recovery to the PSC contractor in accordance with other PSC provisions that all property purchased by the PSC contractor is thereby reimbursed and in effect actually paid for by Pertamina.

(b)                                 Despite the Pertamina entitlement the JV retains full custody, control over and rights of use of any such Property for as long as the PSC is in effect always subject to the provisions of the PSC and Pertamina policies and regulations concerning such property.

(c)                                  The Pertamina regulations are commonly strictly enforced regarding PSC Section-10.1 and Pertamina takes immediate possession and inventories and transports at its own cost such property to a Pertamina warehouse immediately upon termination or expiry of any PSC regardless of whether any Petroleum production was actually established from the PSC and any cost recovery proceeds were actually received by the PSC contractor. This includes mundane items such as office furniture as well as oil and gas exploration and production equipment.

(d)                                 Notwithstanding the Pertamina title to all JV Property purchased for use in Petroleum Operations there are prescribed Pertamina procedures whereby a PSC contractor may dispose of such property with the prior approval of and in the manner prescribed by Pertamina. Such dispositions are commonly made by one PSC contractor to another PSC contractor or to or from Pertamina itself and may take the form of a property trade or reimbursement to which the disposing party may accept cash proceeds provided his PSC Costs, and claim thereby to later cost recovery under the PSC, are suitably adjusted correspondingly.

(e)                                  Subject to prior approval of the Committee the Operator may propose and effect a disposition of any JV Property it considers surplus or otherwise unneeded provided such disposition is made wholly in accordance with the obligations to Pertamina in respect of such disposition.

(f)                                    In the event any JV Property is disposed of by the Operator in accordance with Pertamina regulations, the Operator shall advise the Parties of the net affect of any such Pertamina approved disposition on the original cost of such JV Property and advise of the accounting treatment applied by the Operator to properly record and adjust the disposition to the Joint Account so that the Parties may properly adjust their own respective accounts accordingly.

2  USE OF JV PROPERTY

Materials and JV Property charged to the Joint Account and used other than for the JV Activities or Sole Risk Operations, if applicable, by any of the Parties, their affiliates, or a third party, shall be subject to approval by the Committee. The user shall be billed by the Operator at rates not in excess of fair market value. The cost of repairing damage sustained to such items arising out of or in the course of such use will be charged to the user, provided that if the cost of repairing such damage is recoverable from insurers, or underwriters, the amount recovered should be credited to the user who would otherwise be liable under this paragraph. The Operator shall promptly credit the Joint Account upon receipt of the proceeds received for such usage.

48  INVENTORIES

Periodic Inventories, Notice and Presentation

At reasonable intervals inventories shall be taken by the Operator of the JV Activities warehouse stocks and materials which are ordinarily considered controllable by operators of oil and gas properties. Once every year an inventory shall be taken by the Operator of the fixed assets of the JV Property. The cost of such inventories shall be charged to the Joint Account. Written notice of the intention to take an inventory shall be given by the Operator at least 30 days before any inventory is to begin so that Parties may be represented when any inventory is taken. Failure of a Party to be represented at an inventory shall bind that Party to accept the inventory taken by the Operator, who shall in that event furnish that Party with a copy thereof. Each Party, at its own cost, also has the right to take an independent inventory once a year.

Reconciliation and Adjustment of Inventories

Reconciliation of an inventory with charges to the Joint Account shall be made and a list of overages and shortages shall be determined by the Operator. Inventory adjustment shall be made by the Operator to the Joint Account for overages and shortages, but the Operator shall be held accountable to the Parties only for shortages due to lack of reasonable diligence. Details of inventory on hand shall be provided to any Party upon request and costs associated with providing this information shall be a charge to the Party.

Special Inventories

Special inventories may be taken, at the expense of the requesting Party, whenever there is any sale or change of Percentage Interest in the JV Activities or part thereof and it shall (subject to the Agreement) be the duty of the party assigning to notify all other Parties hereto as quickly as possible that the transfer of interest is to take place. In such cases, both the assignor and the assignee shall be represented and shall be bound by the inventory so taken.

49  DISTINCTION OF PSC DEFINED COSTS

The PSC and the PSC Accounting Procedure define three specific types of costs particularly meaningful with regard to the PSC Costs which are subject to cost recovery as defined and described in the PSC. These three types of costs are as follows and are all to be a part of JV Costs funded by the Parties for payment from the Joint Account with respect to each JV Participant’s Percentage Interest share thereof.

(a)                                  “Non-Capital Costs” means all Operating Costs incurred by the Joint Venture pursuant to this JOA that are NOT “Capital Costs” as defined elsewhere herein and are subject to definition and treatment as defined in the PSC and the PSC Accounting Procedure, Section-2.2;

(b)                                 “Capital Costs” means all JV Costs incurred in the acquisition of physical assets having a useful life commonly exceeding the year in which they were purchased and placed in service and which are commonly depreciated over time and includes the construction or acquisition of plant, facilities and infrastructure; whether specifically incurred as a PSC Cost or not and in any event shall be subject to the definitions, treatment and depreciation methods as prescribed in the PSC Accounting Procedure Section-2.3;

(c)                                  “Operating Costs” has a specific meaning as defined in Section-2.1 of the PSC Accounting Procedure and herein shall also mean and refer to PSC Costs for any given period that consist of three specific elements; 1) Non-Capital Costs incurred during the period, 2) applicable depreciation of Capital Costs for the period and 3) the allowable portion, if any, allocated to the current period for unrecovered Operating Costs carried forward from prior periods;

50  DEPRECIATION

The Operator shall calculate depreciation for Capital Cost expenditures wholly in accordance with the provisions of and in the manner prescribed in Section-III of the PSC Accounting Procedure.

—End JV Accounting Procedure—